Exhibit 10.1

[EXECUTION COPY]

ASSET PURCHASE AGREEMENT

by and between

IP UNITY

and

IP UNITY PEACH, INC.

and

GLENAYRE ELECTRONICS, INC.

and

GLENAYRE TECHNOLOGIES, INC.

DATED DECEMBER 14, 2006

Page

ARTICLE I.	DEFINITIONS	1
Section 1.1	Certain Definitions	1
Section 1.2	Other Definitions	8
Section 1.3	Accounting Terms	9
ARTICLE II.	PURCHASE AND SALE	10
Section 2.1	Agreement to Purchase and Sell	10
Section 2.2	Excluded Assets	11
Section 2.3	Assumed Liabilities	13
Section 2.4	Excluded Liabilities	14
ARTICLE III.	PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS	15
Section 3.1	Purchase Price	15
Section 3.2	Statement of Closing Date Indebtedness	15
Section 3.3	Payment of Purchase Price	16
Section 3.4	Adjustment of Purchase Price	16
Section 3.5	Allocation of Purchase Price	18
Section 3.6	Delivery of Transferred Assets	19
Section 3.7	Further Assurances; Post-Closing Cooperation	19
ARTICLE IV.	REPRESENTATIONS, AND WARRANTIES OF SELLER	19
Section 4.1	Organization; Ownership	19
Section 4.2	Messaging Subsidiaries	20
Section 4.3	Authority	20
Section 4.4	Financial Statements	21
Section 4.5	Personal Property; Title to Assets	21
Section 4.6	Real Property	22
Section 4.7	Contracts	23
Section 4.8	Insurance	25
Section 4.9	Governmental Approvals; Consents	25
Section 4.10	Compliance with Laws; Licenses	25
Section 4.11	Absence of Certain Changes	26
Section 4.12	Legal Proceedings	26
Section 4.13	Tax Matters	26
Section 4.14	Employment Benefits and Labor Matters	26
Section 4.15	Environmental Matters	27
Section 4.16	Intellectual Property	28
Section 4.17	Customers and Suppliers	31
Section 4.18	Brokers and Other Advisors	31
Section 4.19	Transferred Assets	31
Section 4.20	Bankruptcy; Insolvency	31
Section 4.21	Certain Transactions and Agreements	32
Section 4.22	Representations Complete	32
Section 4.23	No Other Representations or Warranties	32
ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	32
Section 5.1	Organization, Standing and Power	32

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Page

Section 5.2	Authority; Noncontravention; Voting Requirements	32
Section 5.3	Governmental Approvals	33
Section 5.4	Capital Resources	33
Section 5.5	Brokers and Other Advisors	33
Section 5.6	No Reliance	33
ARTICLE VI.	ADDITIONAL COVENANTS	34
Section 6.1	Conduct of Business by Seller	34
Section 6.2	Inspection and Access to Information	36
Section 6.3	Employment of Messaging Business Employees and Employee Benefits	37
Section 6.4	Public Announcements	42
Section 6.5	Insurance Policies	42
Section 6.6	Transition Period Activities	42
Section 6.7	Consents; Further Assurances	42
Section 6.8	Use of Glenayre Names	43
Section 6.9	Transfer Taxes	43
Section 6.10	Guarantees	44
Section 6.11	Insurance	44
Section 6.12	Exclusivity	44
Section 6.13	Title Policy and Property Closing Costs	45
Section 6.14	Prorations	45
Section 6.15	Messaging Subsidiary Determination Period	45
Section 6.16	IPU Joinder and Guaranty	49
ARTICLE VII.	CLOSING CONDITIONS	49
Section 7.1	General Conditions	49
Section 7.2	Conditions to Obligations of the Seller	49
Section 7.3	Conditions to Obligations of the Purchaser	49
ARTICLE VIII.	CLOSING	50
Section 8.1	Closing	50
Section 8.2	Seller Closing Deliveries	50
Section 8.3	Purchaser Closing Deliveries	51
ARTICLE IX.	TERMINATION	52
Section 9.1	Termination	52
ARTICLE X.	INDEMNIFICATION	52
Section 10.1	Survival of Representations, Warranties	52
Section 10.2	Indemnification by the Seller and Parent	53
Section 10.3	Indemnification by the Purchaser	53
Section 10.4	Procedures	54
Section 10.5	Limits on Indemnification	55
Section 10.6	Assignment of Claims	56
Section 10.7	Exclusivity	56
Section 10.8	Disclaimer of Implied Warranties	56

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Page

ARTICLE XI.	MISCELLANEOUS	57
Section 11.1	Notices	57
Section 11.2	Schedules and Exhibits	58
Section 11.3	Assignment; Successors in Interest	58
Section 11.4	Captions	58
Section 11.5	Controlling Law	58
Section 11.6	Dispute Resolution	58
Section 11.7	Severability	58
Section 11.8	Counterparts	59
Section 11.9	Enforcement of Certain Rights	59
Section 11.10	Waiver; Amendment	59
Section 11.11	Integration	59
Section 11.12	Compliance with Bulk Sales Laws	59
Section 11.13	Interpretation	59
Section 11.14	Cooperation Following the Closing	59
Section 11.15	No Third-Party Beneficiaries	59
Section 11.16	Transaction Costs	60

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EXHIBITS

Exhibit 6.2(b)	Shared Corporate Records
Exhibit 6.15(c)	Request for Services
Exhibit 8.2(g)	Opinion
Exhibit 8.2(i)	Transition Services Agreement
Exhibit 8.2(j)	Patent License Agreements

SCHEDULE

Schedule A	Product Lines
Schedule 1.1(a)	Excluded Subsidiaries
Schedule 1.1(b)	Knowledge
Schedule 1.1(c)	Messaging Business Employees
Schedule 1.1(d)	Messaging Subsidiaries
Schedule 1.1(e)	Title Report
Schedule 2.1(c)	Tangible Personal Property
Schedule 2.1(e)	Leased Real Property
Schedule 2.1(f)	Intellectual Property
Schedule 2.1(k)	Assigned Contracts
Schedule 2.2(c)	Music Business Assets
Schedule 2.2(e)	Corporate Overhead Assets
Schedule 2.2(q)	Patents
Schedule 2.2(r)	Other Excluded Assets
Schedule 2.3(g)	Retention Bonus Obligations
Schedule 6.3(b)(i)	Employment Agreements
Schedule 6.3(b)(ii)	Severance Policy
Schedule 6.3(b)(iv)	Seller Employee Benefit Plans
Schedule 6.10	Guarantees
Schedule 7.3(c)	Consents
Disclosure Schedule

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of December 14, 2006, is made and entered into by and between IP Unity Peach, Inc., a Delaware corporation (the “Purchaser”), IP Unity, a California corporation (solely for purposes of Section 6.16) (“IPU”) and Glenayre Electronics, Inc., a Colorado corporation (the “Seller”) and Glenayre Technologies, Inc., a Delaware corporation (the “Parent”).

RECITALS

WHEREAS, the Seller is engaged in the business of providing integrated network-based messaging and communications systems, software and related installation, training, professional services, customization, project management and support services that enable messaging applications including voice messaging, text messaging, multimedia messaging, voice mail, fax mail, video mail, video portal, and missed call notification to communications service providers, including wireless and fixed network carriers, as well as broadband and cable service providers around the world, including the product lines listed on Schedule A (the “Messaging Business”); and

WHEREAS, upon and subject to the terms and conditions set forth herein, the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, substantially all of the assets used or held for use by the Seller and certain of its subsidiaries in the conduct of the Messaging Business, and the Purchaser proposes to assume certain of the liabilities and obligations of the Seller and such subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I.

DEFINITIONS

Section 1.1         Certain Definitions. For purposes of this Agreement, the following terms when capitalized shall have the meanings set forth below:

“Affiliate” with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Asset Purchase Agreement, as amended from time to time.

“Acquired Subsidiary” means those Messaging Subsidiaries whose capital stock or equity interests owned by the Seller will be transferred to the Purchaser at the Messaging Subsidiary Closing in accordance with Section 6.15 hereto.

“Bankruptcy and Equity Exception” means except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

“Bankruptcy Law” means any national, federal, state, local or foreign law for relief of debtors applicable to the Seller, and including Title 11 of the U.S. Code or similar laws of the United States.

“Benefits Liabilities” means, with respect to any Seller Employee Benefit Plan or any ERISA Affiliate Plan, any and all claims, debts, liabilities, commitment and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Closing Date Indebtedness” means any indebtedness of the Seller or the Selling Subsidiaries with respect to (a) borrowed money, (b) notes payable, (c) capital leases, and (d) installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses, as of the Closing Date.

“COBRA Continuation Coverage” means the continuation coverage requirements under Code Section 4980B and Part 6 of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any written contract, sub-contract, agreement, lease, license, note, loan agreement or any other binding agreement, arrangement, or understanding of any kind.

“Copyrights” means all works of authorship, copyrights, mask works, databases, copyright and mask work registrations and applications.

“Effective Time” 12:01 a.m. EST on the Closing Date.

“Employment Agreement” means any contract respecting the terms and conditions of employment or payment of compensation in respect to any employee.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has an obligation to make, contributions providing benefits to the current and former employees, officers and directors or their dependents, including, but not limited to (a) each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits or fringe benefits and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Environmental Laws” means all Laws and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or the use, storage, handling, transportation, release, discharge or disposal of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that together with the Seller would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained by any ERISA Affiliate, or to which such ERISA Affiliate makes, or has, or could have, an obligation to make, contributions.

“Excluded Subsidiaries” means those subsidiaries of the Seller set forth on Schedule 1.1(a).

“Excluded Working Capital” means the current assets and current liabilities that are listed as “Corporate Items” or “Non Transferable Items” on Exhibit 1.1(b) (the Reference Calculations) and therefore not included in the current assets or current liabilities in the Working Capital Schedule or Final Working Capital Schedule.

“Final Working Capital Schedule” means the Working Capital Schedule as of the Closing and, solely with regard to the Messaging Subsidiary Working Capital, as of the Messaging Subsidiary Closing, in each case as finally determined pursuant to Section 3.4.

“Financial Statements” means the financial statements included in the Disclosure Schedule pursuant to Section 4.4.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Entity” means any (i) federal, state, local, municipal or foreign government, (ii) federal, state, local or foreign governmental authority or (iii) governmental body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority, including any court or administrative agency.

“Group Health Plan” means, collectively, all of the Code Section 105 group health plans offered by (as specified in the text) the Seller Affiliates or the Purchaser.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Hazardous Materials” shall mean any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, PCBs, asbestos and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

“Knowledge” with respect to the Seller, means the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 1.1(b), after reasonable inquiry, as of the date of this Agreement.

“Law” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, all Governmental Entities.

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, registrations and authorizations issued by any Governmental Entity.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Leased Real Property” means the parcels of real property used in connection with the Messaging Business of which the Seller or any Messaging Subsidiary is the lessee or sublessee (together with all fixtures and improvements thereon).

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that has had or would reasonably be expected to have or result in a material adverse effect on (i) the business, assets, condition (financial or otherwise) or operations of the Messaging Business or (ii) the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or primarily attributable to any of the following, either alone or in combination: (1) the markets in which the Messaging Business operates generally, provided that neither the Seller nor the Messaging Business are materially disproportionately effected, (2) general economic conditions, (3) any public announcement of this Agreement, the pendency of the transactions contemplated hereby or of the consummation of the transactions contemplated hereby, (4) the failure by the Messaging Business to meet internal published or other estimates, predictions or forecasts of revenue, net income or any other measure of financial performance for any period, which, for avoidance of doubt, shall not include the underlying basis for such failure; (5) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof; (6) compliance with the terms of, or the taking of any action required or otherwise contemplated by, this Agreement; (7) the taking of any action by the Purchaser permitted or contemplated by this Agreement or any action approved or consented to by the Purchaser; (8) any breach of this Agreement by the Purchaser; (9) any action required to be taken under applicable laws, rules, regulations or agreements; or (10) any changes in applicable laws, regulations or rules, including accounting rules.

“Messaging Business Employees” means all individuals listed on Schedule 1.1(c).

“Messaging Subsidiaries” means the subsidiaries of the Seller set forth on Schedule 1.1(d).

“Net Working Capital” means the current assets included in the Transferred Assets less the current liabilities included in the Assumed Liabilities, as reflected on the Final Working Capital Schedule.

“Owned Real Property” means the parcels of real property commonly known as 11360 Lakefield, Duluth, GA, including all land, buildings, structures, fixtures, furniture, building service equipment, and improvements located thereon, and all permits, governmental approval, zoning, development, and use rights, and other benefits and appurtenances thereto.

“Party” or “Parties” means, individually, the Purchaser and the Seller and, collectively, the Purchaser and the Seller.

“Patents” means all utility models and design and utility patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Permitted Liens” means (a) Liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business securing obligations which are Assumed Liabilities and as to which there is no default on the part of the Seller or any Messaging Subsidiaries, (c) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) which are Assumed Liabilities, (d) with respect to the Owned Real Property, the exceptions to title described in the Title Report attached hereto as Schedule 1.1(e), (e) with respect to Leased Real Property zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and exceptions, restrictions, easements, imperfections of title, charges, rights-of-way that do not materially interfere with the present use of the Transferred Assets in the Messaging Business as currently conducted or currently planned by the Seller to be conducted.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Pre-Closing Taxes” has the meaning set forth in Section 2.4(c), provided further in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”): (A) real, personal and intangible property taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (B) taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, and, in the case of any taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if a taxable period of such partnership or other “flowthrough” entity ended as of the close of business on the Closing Date provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

“Reference Calculations” mean the methodology used to prepare the sample calculation of “Working Capital” as set forth in the balance sheet potion of the Financial Statements, including the assumptions used to determine whether items are part of the Messaging Business or relate to corporate functions of the Seller and the specific line items included in the calculation of Working Capital.

“Seller Employee Benefit Plan” means (i) each Employee Benefit Plan with respect to the Seller and/or its Affiliates, and/or (ii) each ERISA Affiliate Plan.

“Seller IP Rights” means any of the IP Rights owned by the Seller or any of its Messaging Subsidiaries and used or held for use in the Messaging Business as currently conducted.

“Seller Retained Environmental Liabilities” means any and all obligations and liabilities now or hereafter arising or asserted against Seller or Purchaser (i) to investigate, remediate, remove, monitor or otherwise respond to any Hazardous Material present on or about the Leased Real Property or the Owned Real Property prior to the Closing (including without limitation, any Hazardous Material disclosed in the Disclosure Schedule or discovered by Purchaser prior to the Closing), (ii) as a consequence of any exposure of any employee or purchaser of the products of the Messaging Business to a Hazardous Material prior to the Closing, and (iii) as a result of any violation or breach by Seller (with respect to the Messaging Business) or any Messaging Subsidiary of any law, permit requirement, contract requirement or other legal obligation with respect to Hazardous Materials (“Environmental Violation”) prior to the Closing (whether or not such violation or breach is disclosed in the Disclosure Schedule).

“Selling Subsidiaries” means those Messaging Subsidiaries who will transfer to the Purchaser substantially all of the assets used or held for use by such Messaging Subsidiary in the conduct of the Messaging Business at the Messaging Subsidiary Closing in accordance with Section 6.15 hereto.

“Shared Corporate Records” means any tax records, financial materials, work papers and other books and records that are not exclusively related to the Messaging Business but which are included in physical or electronic records or software systems that are otherwise included in the Transferred Assets and can not reasonably be separated or copied prior to the Closing or the expiration of the Parties obligations pursuant to Section 6.2(b), including those items described on Exhibit 6.2(b).

“Software” means any computer software program and code, including assemblers, applets, source code, object code (including image and sound data), development tools, design tools and user interfaces, together with any error corrections, updates, modifications, or enhancements thereto, in any format.

“Target Working Capital Range” means Net Working Capital between $6.0 million and $7.0 million.

“Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Technology” means technology, technical and business information and all tangible embodiments of IP Rights, including Software, development tools, systems, files, records, databases, drawings, artwork, designs, displays, audio-visual works, devices, hardware, apparatuses, documentation, manuals, specifications, flow charts, web pages, customer lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, know-how, show-how, techniques, trade secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases, works of authorship and the like.

“Third-Party IP Rights” means any Third Party Technology licensed to the Seller or its Messaging Subsidiaries and used or held for use in the Messaging Business as currently conducted.

“Third-Party Technology” means any Technology or IP Rights of a third party or in the public domain, including open source, public source or freeware Technology or any modification or derivative work thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license.

“Trademarks” means all trade names, logos, trademarks and service marks; and trademark and service mark registrations and applications.

“Welfare Benefits” means the types of benefits described in the definition of “Welfare Plan” (whether or not covered by ERISA).

“Welfare Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any short-term disability program classified as a “payroll practice,” any group health plan within the meaning of Code Section 105, any cafeteria plan within the meaning of Code Section 125, any dependent care assistance program within the meaning of Code Section 129, any adoption assistance plan within the meaning of Code Section 137, and any tuition assistance plan within the meaning of Code Section 127.

“Working Capital Deficit” means the amount by which the Net Working Capital is below the lowest dollar amount of the Target Working Capital Range.

“Working Capital Schedule” means a statement of the current assets included in the Transferred Assets and the current liabilities included in the Assumed Liabilities as of the close of business on the Closing Date, including adjustments to reflect the pro forma Net Working Capital of the Messaging Subsidiaries had the Messaging Subsidiary Closing been effected on the Closing, calculated in accordance with the Reference Calculations and excluding the Excluded Working Capital.

“Working Capital Surplus” means the amount by which the Net Working Capital exceeds the highest dollar amount of the Target Working Capital Range.

Section 1.2         Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	3.4(c)
Allocation	3.5
Assigned Contracts	2.1(k)
Assumed Liabilities	2.3
Assumption Agreement	8.2(c)
Bill of Sale	8.2(b)
Closing	8.1
Closing Date	8.1
Closing Date Indebtedness Statement	3.2
Consent	4.9(b)
Covered Employees	6.3(e)(vii)
Customer	4.17
Dataroom	5.6

Disclosure Schedule	IV
Environmental Violation	1.1
Excluded Assets	2.2
Excluded Liabilities	2.4
FSAs	6.3(e)(vii)
Guarantees	6.10
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Inventory	2.1(a)
IP Rights	4.16(a)
IPU	Recitals
Material Contracts	4.7
Messaging Business	Recitals
Messaging Business Services	6.15(b)
Messaging Subsidiary Closing	6.15
Messaging Subsidiary Determination Period	6.15(a)
Non-Paying Party	6.9
Parent	Preamble
Paying Party	6.9
Payoff Letters	8.2(h)
Potential Contributor	10.6
Pre-Closing Tax Period	2.4(c)
Pre or Post-Messaging Subsidiary Closing Termination Liability	6.15(f)
Property Taxes	1.1
Purchase Price	3.1
Purchaser	Preamble
Purchaser Indemnified Parties	10.2
Real Property Lease	4.6(b)
Representatives	6.2(a)
Request for Services	6.15(c)
Seller	Preamble
Seller Affiliates	6.3(a)
Seller Indemnified Parties	10.3
Seller Representatives	6.12
Straddle Period	1.1
Subsidiary Pass Through Costs	6.15(b)
Supplier	4.17
Termination Date	9.1(c)
Third Party Claim	10.4(a)
Transferred Account Balances	6.3(e)(vii)
Transferred Assets	2.1
Transferred Employees	6.3(a)
WARN Act	6.3(h)

Section 1.3        Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II.

PURCHASE AND SALE

Section 2.1        Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing and, with respect to the Messaging Subsidiaries, at the Messaging Subsidiary Closing, as applicable, the Seller shall, and shall cause the Selling Subsidiaries to, sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller and the Selling Subsidiaries, all right, title and interest of the Seller and the Selling Subsidiaries in and to, except for the Excluded Assets, all of the assets, properties and rights owned or leased by and used or held for use in the conduct of, or otherwise constituting the Messaging Business, including all assets and properties of the Messaging Business located at the Seller’s property in 11360 Lakefield Dr., Duluth, Georgia 30097 and at the Seller’s manufacturing facility in Edward Schneidman Industrial Park, Quincy, Illinois (such assets, properties and rights, being referred to as the “Transferred Assets”), free and clear of all Liens, other than Permitted Liens. The Transferred Assets shall include, without limitation, the Seller’s and the Selling Subsidiaries’ right, title and interest in and to the following assets, properties and rights of the Messaging Business:

(a)          all of the Seller’s and the Messaging Subsidiaries’ cash and cash equivalents reflected on the Final Working Capital Schedule;

(b)          inventory, including finished goods, supplies, raw materials, works in progress, and other inventory property located at, stored on behalf of or in transit to the Seller or the Selling Subsidiaries (the “Inventory”);

(c)          fixed assets, equipment, machinery, tools, furnishings, computer hardware, fixtures, photocopy machines, vehicles, telephones and other tangible personal property owned or leased by the Seller or the Selling Subsidiaries and used or held for use in the conduct of the Messaging Business, including, without limitation, those listed on Schedule 2.1(c);

(d)          prepaid and other current assets to the extent included in the Final Working Capital Schedule;

(e)          the Leased Real Property and the leases and subleases identified in Schedule 2.1(e);

(f)           the IP Rights and Technology of the Seller and the Selling Subsidiaries used or held for use in the conduct of the Messaging Business (other than the Patents subject to the Patent License Agreements), and any rights of Seller and the Selling Subsidiaries to Third Party IP Rights, owned, leased or licensed by the Seller or Selling Subsidiaries and used or held for use in the conduct of the Messaging Business, including, without limitation, those listed on Schedule 2.1(f);

(g)          all accounts receivable, notes receivable and other receivables to the extent included in the Final Working Capital Schedule;

(h)         all rights to past (to the extent related to Transferred Assets or Assumed Liabilities), present and future causes of action, lawsuits, judgments, claims and demands of any nature in favor of the Seller or the Selling Subsidiaries to the extent relating to the Messaging Business or the Transferred Assets, whether arising by way of counterclaim or otherwise;

(i)           all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights of any nature in favor of the Seller or the Selling Subsidiaries to the extent relating to the Messaging Business or the Transferred Assets;

(j)           all Licenses relating to the Messaging Business or the Transferred Assets, to the extent transferable, including such Licenses used or held for use in the conduct of the Messaging Business at the Owned Real Property and Leased Real Property as presently conducted;

(k)          all of the Seller’s and the Selling Subsidiaries’ right, title and interest under the Contracts which are identified on Schedule 2.1(k), other Contracts which are substantially similar in all material respects with the standard form Contracts used by the Seller, which standard forms are listed on Schedule 2.1(k), and purchase orders entered into in the ordinary course of the Messaging Business (collectively, the “Assigned Contracts”);

(l)           the Shared Corporate Records as finally agreed pursuant to Section 6.2(b) and subject to the confidentiality restrictions and access provision of Section 6.2, and all other books, records, tax records, financial materials and work papers of the Seller and the Selling Subsidiaries exclusively related to, derived from or used in the operation of the Messaging Business, the ownership or operation of the Transferred Assets or related to the Assumed Liabilities, including, without limitation, all customer lists, supplier lists, distributor lists and contracts and records, price lists, telephone numbers and listings (to the extent assignable), advertising materials and marketing plans, regulatory filings and approvals, business plans, operations manuals, repair or service manuals, fire, safety or environmental reports, and litigation files and other records, in each case, related to the Messaging Business;

(m)           the Owned Real Property;

(n)          all of the Seller’s and the Selling Subsidiaries’ right, title and interest in those services and products under development for use in the Messaging Business, including, without limitation, in respect of push mail services, content delivery services, advertisement based services, video solutions and short messaging services;

(0)           the bank accounts of the Acquired Subsidiaries; and

(p)          the capital stock or other equity interests owned by the Seller, directly or indirectly, of each of the Acquired Subsidiaries.

Section 2.2        Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Transferred Assets shall not include the following assets, properties and rights of the Seller and the Messaging Subsidiaries (collectively, the “Excluded Assets”):

(a)         all of the Seller’s and the Messaging Subsidiaries’ cash and cash equivalents, except to the extent the cash and cash equivalents of the Messaging Subsidiaries and any restricted cash are reflected on the Final Working Capital Schedule;

(b)          rights to refunds of Taxes paid by the Seller or the Messaging Subsidiaries, whether paid directly by the Seller or a Messaging Subsidiary, as the case may be, or indirectly by a third party on the Seller’s or a Messaging Subsidiary’s behalf, regardless of whether such rights have arisen or hereafter arise;

(c)          all of (i) the capital stock, units or other equity interests owned by the Seller, directly or indirectly, of Entertainment Distribution Company LLC or (ii) assets owned by Seller or any of the Messaging Subsidiaries related to the business conducted by Entertainment Distribution Company LLC and its subsidiaries and listed on Schedule 2.2(c);

(d)          all of the capital stock or other equity interests owned by the Seller, directly or indirectly, of the Excluded Subsidiaries;

(e)          all of the Seller’s and the Messaging Subsidiaries’ corporate overhead assets listed on Schedule 2.2(e);

(f)           all Contracts to which the Seller or any of the Selling Subsidiaries is a party, or by which any of their respective assets are bound, other than the Assigned Contracts;

(g)          the Seller’s and the Selling Subsidiaries’ corporate books and records of internal corporate proceedings, tax records, financial materials, work papers and books and records relating to the Messaging Business that the Seller or a Selling Subsidiary is required by Law to retain;

(h)          the certificates of incorporation and bylaws (or similar organizational documents), minute books, and stock ledgers and stock records of the Seller and the Selling Subsidiaries;

(i)           Inventory and other property and assets that have been transferred or disposed of by the Seller in the ordinary course of business without violation of this Agreement;

(j)           all rights of the Seller under this Agreement and any other contract, document or instrument entered into in connection herewith;

(k)          all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;

(l)           except as may be provided in Section 6.3 or included in the Final Working Capital Schedule, any of the Seller Employee Benefit Plans and assets relating to any Seller Employee Benefit Plans;

(m)         all software used in connection with the Parent’s equity-based incentive plans;

(n)         current assets that are part of the Excluded Working Capital and are therefore not included in the Final Working Capital Schedule;

(o)          any contracts of insurance in respect of the Messaging Business, any reimbursement for, or other benefit associated with, prepaid insurance, and any rights associated with any prepaid expense for which Purchaser will not receive the benefit after the Closing Date, including, without limitation, any insurance proceeds with respect to events occurring prior to the Closing Date;

(p)          as set forth in Section 6.8, certain rights to use the name “Glenayre” by the Parent, Seller and the Selling Subsidiaries;

(q)          all of the Patents of the Seller and/or any of the Selling Subsidiaries listed on Schedule 2.2(q); and

(r)          the assets listed on Schedule 2.2(r).

Section 2.3        Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets, the Purchaser shall assume all of the following liabilities and obligations of the Messaging Business (collectively, the “Assumed Liabilities”):

(a)          the obligations of the Seller and the Selling Subsidiaries under each Assigned Contract, including, without limitation, customer warranty claims and all infringement or potential infringement claims other than those that are known by the Seller or the Messaging Subsidiaries as of the date of this Agreement and not set forth in the Disclosure Schedule;

(b)          all trade accounts payable of the Seller and the Selling Subsidiaries that remain unpaid and are not delinquent as of the Effective Time, to the extent reflected on the Final Working Capital Schedule;

(c)          all other current liabilities of the Seller and the Selling Subsidiaries set forth in the balance sheet as of September 30, 2006 included in the Financial Statements, and any other current liabilities of the Seller and the Selling Subsidiaries incurred after September 30, 2006 in the ordinary course of business consistent with past practice, in each case, only to the extent reflected on the Final Working Capital Schedule, and, in each case, other than Closing Date Indebtedness;

(d)          all accrued and unused vacation time of each of the Transferred Employees, to the extent reflected on the Final Working Capital Schedule;

(e)          those severance and other obligations and liabilities specified in Section 6.3 hereof;

(f)           all obligations and liabilities relating to Transferred Employees to the extent reflected on the Final Working Capital Schedule or to the extent included in any Assigned Contracts, except as otherwise specifically provided in Section 6.3 hereof;

(g)          the retention bonus obligations set forth on Schedule 2.3(g);

(h)          all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or related principally to the Messaging Business or that otherwise arise out of or are related principally to the Transferred Assets, unless either (i) the facts or circumstances that give rise to such action, suit, proceeding, dispute, claim or investigation are known by the Seller or the Messaging Subsidiaries as of the date of this Agreement and not set forth in the Disclosure Schedule in a manner such that it is reasonably apparent that it is an action, suit, proceeding, dispute, claim or investigation, or (ii) such action, suit, proceeding, dispute, claim or investigation relates to an item specifically set forth in Section 2.4 as an Excluded Liability;

(i)           all liabilities accruing, arising out of or relating to the conduct or operation of the Messaging Business or the ownership of the Transferred Assets from and after the Closing Date (other than the Seller Retained Environmental Liabilities); and

(j)           all liabilities and obligations of the Acquired Subsidiaries (other than the Seller Retained Environmental Liabilities).

Section 2.4        Excluded Liabilities. Except for the Assumed Liabilities specifically set forth in Section 2.3 above, Purchaser is not assuming, and the Assumed Liabilities expressly exclude, any other debt, liability, duty or obligation, whether known or unknown, fixed or contingent, of Seller or Seller Subsidiaries, (the “Excluded Liabilities”), including, without limitation, the following:

(a)          any liability or obligation (including accounts payable) owed to the shareholder of the Seller or any Affiliate of the Seller (other than accrued salary, wages, commissions or bonuses that are primarily related to the Messaging Business and any intercompany transactions reflected on the Final Working Capital Schedule);

(b)          current liabilities that are part of the Excluded Working Capital and are therefore not included in the Final Working Capital Schedule;

(c)          all Taxes arising from or with respect to the Transferred Assets or the Messaging Business that were incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) and all Taxes of the Acquired Subsidiaries incurred or attributable to Pre-Closing Tax Periods (except to the extent such liability is taken into account in the Final Working Capital Schedule, collectively, “Pre-Closing Taxes”);

(d)          any Closing Date Indebtedness;

(e)          the payment of any retention bonus required to be paid by the Seller or any of the Messaging Subsidiaries upon consummation of the transactions contemplated hereby;

(f)           except as provided in Section 6.3, any severance, bonus, or deferred compensation obligations, Benefits Liabilities or any of the liabilities or obligations pertaining to any of the Transferred Employees, Seller Employee Benefit Plans or any ERISA Affiliate Plans, and all obligations and liabilities related to Messaging Business Employees who are not Transferred Employees;

(g)          any liability retained by the Seller or the Selling Subsidiaries arising in respect of or relating to any Employee Benefit Plan or any ERISA Affiliate Plans not assumed by Purchaser;

(h)          (x) obligations and liabilities under this Agreement, the Transaction Documents and any other agreement, certificate or other document executed by the Seller or the Selling Subsidiaries in connection with this Agreement; (y) obligations and liabilities arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and (z) any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Seller, including fees and expenses of Jefferies Broadview International LLC;

(i)           all known liabilities as of the date of this Agreement not set forth on the Disclosure Schedule with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or related principally to the Messaging Business or that otherwise arise out of or are related to the Transferred Assets arising prior to the Closing Date;

(j)          the Seller Retained Environmental Liabilities;

(k)          all workers’ compensation, product liability, automobile liability and general liability claims of the Seller or the Messaging Subsidiaries relating principally to the Messaging Business which occurred prior to the Closing Date, or any incident arising prior to the Closing Date; and

(l)           obligations and liabilities under any Contract which is not an Assigned Contract.

ARTICLE III.

PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

Section 3.1         Purchase Price. Subject to adjustment pursuant to Section 3.4(b), the aggregate amount to be paid for the Transferred Assets (the “Purchase Price”) shall be $25,000,000. In addition to the foregoing payment, as consideration for the sale, assignment, transfer and delivery of the Transferred Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

Section 3.2         Statement of Closing Date Indebtedness. Not less than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement (the “Closing Date Indebtedness Statement”), signed by the chief financial officer of the Seller, which sets forth, by creditor, the aggregate amount of the Closing Date Indebtedness (other than intercompany debt between or among the Seller and/or any of the Messaging Subsidiaries). Copies of the Payoff Letters, delivered in accordance with Section 8.2(h) hereof, shall be attached to the Closing Date Indebtedness Statement.

Section 3.3	Payment of Purchase Price.
(a)	On the Closing Date, the Purchaser shall, from the Purchase Price:
(i)

repay or cause to be repaid on behalf of the Seller the Closing Date Indebtedness (other than intercompany debt between or among the Seller and/or any of the Messaging Subsidiaries), as set forth in the Closing Date Indebtedness Statement; and

(ii)

pay or cause to be paid to the Seller an amount equal to the Purchase Price minus the Closing Date Indebtedness (as set forth in the Closing Date Indebtedness Statement and other than intercompany debt between or among the Seller and/or any of the Messaging Subsidiaries).

(b)          Within five (5) Business Days following the determination of the Final Working Capital Schedule, if there is a Working Capital Deficit, the Seller shall pay to the Purchaser an amount equal to the Working Capital Deficit (the “Seller Working Capital Payment”) and if there is a Working Capital Surplus, the Purchaser shall pay to the Seller an amount equal to the Working Capital Surplus (the “Purchaser Working Capital Payment”); provided, that, in no event shall the Purchaser Working Capital Payment, if any, exceed $1.0 million plus an amount equal to any cash included in the Final Working Capital Schedule and the value of any “Non Transferable Items” as defined on Exhibit 1.1(b) included on the Final Working Capital Schedule to the extent such Non Transferable Items result in an increase in the calculation of Net Working Capital; provided, further, that in no event shall the Seller Working Capital Payment, if any, exceed $1.0 million plus an amount equal to the value of any items that are not intended to be part of the Messaging Business working capital but must be transferred and thus are included on the Final Working Capital Schedule, to the extent such items result in a decrease in the calculation of Net Working Capital. If a dispute exists between the Seller and the Purchaser regarding the amount of the Working Capital Deficit (and the related Seller Working Capital Payment) or the Working Capital Surplus (and the related Purchaser Working Capital Payment) reflected in the Working Capital Schedule delivered pursuant to Section 3.4(a), the appropriate Party shall pay to the other appropriate Party the uncontested amount prior to the determination of the disputed amount in accordance with Section 3.4(c).

(c)          All payments required under this Section 3.3 or any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Person to whom the applicable payment is due.

Section 3.4	Adjustment of Purchase Price.

(a)          Within 90 days following the Closing Date, the Purchaser shall prepare and deliver to the Seller the Working Capital Schedule and its calculation of the Working Capital Deficit (and related Seller Working Capital Payment) or Working Capital Surplus (and related Purchaser Working Capital Payment), if any, based thereon, together with such working papers used in connection with the preparation thereof. The Working Capital Schedule shall be prepared in accordance with the bases and policies that are set forth, and in the order shown, below:

(i)	The bases, policies and adjustments set forth in the Reference Calculations;
(ii)	To the extent not covered by 3.4(a)(i), above, the policies adopted in the preparation of the Financial Statements;
(iii)	To the extent not covered by 3.4(a)(i) or (ii) above, policies in accordance with Seller’s past practices; and
(iv)	To the extent not covered by 3.4(a)(i), (ii) or (iii) above, GAAP.

(b)          The Seller shall have 15 days following receipt of the Working Capital Schedule delivered pursuant to Section 3.4(a) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute. The Purchaser and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Seller. In the event the Seller does not notify the Purchaser of any such dispute within such fifteen day period or notifies the Purchaser within such period that it does not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 3.4(a) and the Purchaser’s calculation of the Working Capital Deficit (and the related Seller Working Capital Payment) or Working Capital Surplus (and the related Purchaser Working Capital Payment), if any, shall be final and binding upon the Parties.

(c)          In the event the Purchaser and the Seller are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 3.4(a) within 15 days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, a nationally recognized accounting firm selected by the Purchaser and the Seller (the “Accounting Referee”). In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Working Capital Schedule as to which the Seller has disagreed and shall apply the same accounting bases and policies and order of priority as in Section 3.4(a). The Accounting Referee’s determination of the Working Capital Schedule and the Working Capital Deficit (and related Seller Working Capital Payment) or Working Capital Surplus (and related Purchaser Working Capital Payment), if any, based thereon shall be final and binding on the Parties. The Accounting Referee shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The expenses of the Accounting Referee shall be shared equally by the Seller on the one hand and the Purchaser on the other hand.

(d)          The Purchaser and Seller agree that the dispute resolution provisions set forth in this Section 3.4 are the sole and exclusive remedy for disputes related to the working capital adjustment or Final Working Capital Schedule.

(e)         As of the Messaging Subsidiary Closing, the Final Working Capital Schedule will be amended by the Purchaser to reflect the Net Working Capital of the Messaging Subsidiaries as of the Messaging Subsidiary Closing. Within thirty (30) days following the Messaging Subsidiary Closing, Purchaser shall deliver such amended Final Working Capital Schedule to Seller. The Parties thereafter agree to comply with the provisions of this Section 3.4 and Sections 3.3(b) and (c) (including the provisions regarding deadlines for response, as if such amended Final Working Capital Schedule is the Working Capital Schedule) to determine whether an additional Seller Working Capital Payment or an additional Purchaser Working Capital Payment shall be required and to make such payment as a result of a change in any Working Capital Deficit or Working Capital Surplus, respectively; provided, however, that any changes in Net Working Capital resulting from Messaging Business Services provided to the Purchaser by any of the Messaging Subsidiaries shall be excluded from the Final Working Capital Schedule solely in determining whether an additional Seller Working Capital Payment or an additional Purchaser Working Capital Payment is required pursuant to this paragraph; and provided, further, that the Parties agree that if any cash of any Messaging Subsidiary is assumed by the Purchaser at the Messaging Subsidiary Closing, in addition to any other amounts due, as an additional Purchaser Working Capital Payment, but only to the extent such cash was excluded from Net Working Capital in the Final Working Capital Schedule, as amended by this Section 3.4(e).

Section 3.5        Allocation of Purchase Price. The Purchaser shall prepare an allocation of the Purchase Price, plus Assumed Liabilities required to be allocated, all in conformity with Section 1060 of the Code and the rules and regulations promulgated thereunder (the “Allocation”), and shall deliver such Allocation to Seller within ninety (90) days after Closing; provided, that, for purposes of the Allocation and for determining any transfer taxes assessed in connection with the transfer of the Owned Real Property, the Parties agree that the fair market value of such Owned Real Property is $8.0 million. Seller shall have a right the right to review and approve such Allocation, which approval shall not be unreasonably withheld, conditioned or delayed. If the Seller does not notify the Purchaser in writing of any dispute with respect to the Allocation within ten (10) days of receipt, such Allocation shall be final and binding upon the Parties. If the Seller provides notice of a dispute with respect to the Allocation, then the procedures of Sections 3.4(b) and (c) shall apply. Any adjustment to the Purchase Price pursuant to Section 3.4 shall be allocated pursuant to Section 1060 of the Code. Within thirty (30) days after the Messaging Subsidiary Closing, the Allocation shall be amended to reflect the purchase and sale of the Transferred Assets and/or capital stock or equity interests of the Messaging Subsidiaries in conformity with Section 1060 of the Code and the rules and regulations promulgated thereunder; provided, that, the Seller shall be provided with the same review and approval rights of such amended Allocation as were provided with respect to the initial Allocation; provided, further, that the Parties agree that the amounts allocated to the Transferred Assets of a Selling Subsidiary shall not exceed the tax net book value of such Transferred Assets, provided that the tax net book value of such Transferred Assets does not violate applicable Law. The Purchaser and the Seller shall file their Tax Returns (including IRS Form 8594) on the basis of such allocation, as it may be amended, and neither Party shall thereafter take a Tax Return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other Governmental Entity.

Section 3.6        Delivery of Transferred Assets. On the Closing Date and on the date of the Messaging Subsidiary Closing, as applicable, the Seller shall, at its sole cost, in the manner and form, and to the locations, reasonably specified by the Purchaser, (i) deliver to the Purchaser all of the Transferred Assets, and (ii) in the case of all IP Rights included in the Transferred Assets or other intangible assets, deliver such instruments as are necessary or desirable to document and to transfer title to such assets from the Seller to the Purchaser. To the extent that the Seller cannot grant possession of certain assets to the Purchaser as of the Closing, those assets shall be held by the Seller for and on behalf of Purchaser until such time as Purchaser or its designee is granted possession thereof.

Section 3.7         Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, at Purchaser’s reasonable request and without any further consideration, the Seller shall: (i) execute and deliver to the Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation (including, but not limited to copyright registrations, patent applications, and other documents pertaining thereto); (ii) provide such materials and information; and (iii) take such other actions, as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to the Purchaser, and to confirm Purchaser’s title to, all of the Transferred Assets, and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Transferred Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause the Seller to fulfill their obligations under this Agreement and the Transaction Documents.

ARTICLE IV.

REPRESENTATIONS, AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”) (provided that the disclosure of an item in one section of the Disclosure Schedule shall be deemed to modify both (i) the representations and warranties contained in the section of this Agreement to which it corresponds in number and (ii) any other representation and warranty of the Seller in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty), the Seller covenants, represents, and warrants to the Purchaser as of the date hereof as follows:

Section 4.1	Organization; Ownership.

(a)          The Seller and each of the Messaging Subsidiaries is an entity duly organized, validly existing, and in good standing under the Laws of its state of jurisdiction and has all requisite power and authority to own, lease and operate its properties, including the Transferred Assets, and to conduct the Messaging Business as now conducted. Except as would not reasonably be expected to have a Material Adverse Effect, the Seller and each of the Messaging Subsidiaries has qualified to do business and is in good standing in each of the jurisdictions where the nature of its business requires such qualification.

(b)         The Disclosure Schedule sets forth all Persons owning any shares of capital stock or equity interests of the Seller and each of the Messaging Subsidiaries and the percentage ownership of each class or series of stock or equity interests owned by such Person.

Section 4.2	Messaging Subsidiaries.

(a)          All outstanding shares of capital stock or other equity interest of each Messaging Subsidiary are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All of the outstanding shares of capital stock or other equity interests of each Messaging Subsidiary are owned of record by the Seller.

(b)          There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which any Messaging Subsidiary is a party obligating any Messaging Subsidiary to (i) issue, transfer or sell any shares of capital stock or other equity interests of such Messaging Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar stock or other equity-based rights of any Messaging Subsidiary.

(c)          No Messaging Subsidiary has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders or other equity holders of such Messaging Subsidiary on any matter.

(d)          There are no voting trusts or other agreements or understandings to which any Messaging Subsidiary is a party with respect to the voting of the capital stock or other equity interest of such Messaging Subsidiary.

Section 4.3        Authority. The Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement and the performance by the Seller of the obligations undertaken by the Seller herein have been duly authorized by all necessary actions of the Seller. This Agreement is a binding, valid and enforceable agreement and obligation of the Seller (subject to the Bankruptcy and Equity Exception). Execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not (i) result in any violation of or default under any term or provision of the Seller’s or any of the Messaging Subsidiaries’ certificate of incorporation or bylaws (or other comparable organizational documents), (ii) result in any violation of, default under or acceleration or rights or obligations under any indenture, mortgage, deed to secure debt, security agreement, loan agreement contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Seller or a Messaging Subsidiary is party or by which the Seller or a Messaging Subsidiary or any of their respective assets is bound or (iii) conflict with or violate any Law or any judicial or administrative decree, judgment or order to which the Seller or a Messaging Subsidiary is a party or by which the Seller or a Messaging Subsidiary is bound, except in the case of (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect.

Section 4.4         Financial Statements. The Disclosure Schedule contains the Financial Statements. Except as disclosed in the Disclosure Schedule or the Financial Statements, such Financial Statements fairly present in all material respects the financial condition and the results of operations of the Messaging Business as at the respective dates of and for the periods referred to in such Financial Statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse); provided, however, that the Financial Statements present such information in accordance with the Seller’s historical accounting principles consistent with Seller’s past practices and do not conform to GAAP and further, that all deviations of the Financial Statements from GAAP are set forth on the Disclosure Schedule. The Financial Statements have been prepared from and are in accordance with the books and records of the Seller and the Messaging Business. The Purchaser acknowledges that (i) the Seller has not prepared and does not prepare separate financial statements for the Messaging Business although Parent has prepared certain financial reporting by segment in its periodic filings with the Securities and Exchange Commission and (ii) the Financial Statements may not be indicative of the financial position or results of operations that would have existed if the Messaging Business had been operated as a stand-alone company or companies as a result of, among other things, Parent’s provision of certain corporate and other overhead services. Except as disclosed in the Financial Statements, the Seller has no liabilities, whether absolute, accrued, contingent or otherwise, which are, individually or in the aggregate, material to the Messaging Business or the financial condition of the Seller and the Messaging Subsidiaries, except for (w) liabilities incurred since the most recent balance sheet included in the Financial Statements in the ordinary course of business consistent with past practices, (x) liabilities under any Contract, (y) liabilities incurred pursuant to this Agreement and (z) liabilities otherwise disclosed in the Disclosure Schedule.

Section 4.5	Personal Property; Title to Assets.

(a)          The personal property owned or leased by the Seller and the Messaging Subsidiaries and included in the Transferred Assets are in all material respects free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are sufficient to permit the Seller and the Messaging Subsidiaries to conduct their business in all material respects in the same manner as it is being conducted as of the date of this Agreement.

(b)          At the Closing, the Transferred Assets conveyed by the Seller to the Purchaser pursuant to this Agreement will be free and clear of all Liens (other than Permitted Liens).

(c)          The Seller and the Selling Subsidiaries have good and valid title to or, in the case of the Leased Real Property or leased personal property, valid leasehold interests in, the respective Transferred Assets, free and clear of all Liens (other than Permitted Liens). Each of the Acquired Subsidiaries have good and valid title to or, in the case of the Leased Real Property or leased personal property, valid leasehold interests in, their respective material assets, free and clear of all Liens (other than Permitted Liens).

Section 4.6	Real Property.

(a)          The Disclosure Schedule contains a true and complete list of all Leased Real Property, and for each Leased Real Property, identifies the street address of such Leased Real Property. Complete copies of all agreements under which the Seller or a Messaging Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to the Purchaser.

(b)          None of the Owned Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property.

(c)          Each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Seller or the applicable Messaging Subsidiary, as applicable, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and, except as would not reasonably be expected to have a Material Adverse Effect, there is no default under any material Real Property Lease or, to the Knowledge of the Seller, by any other party thereto.

(d)          There does not exist any pending litigation, arbitration, condemnation or eminent domain proceedings or public improvements that affect any Owned Real Property or the taxation thereof or, to the Knowledge of the Seller, any such proceedings that affect any Leased Real Property or, to the Knowledge of the Seller, any threatened litigation, arbitration, condemnation or eminent domain proceedings or public improvements that affect any Owned Real Property or Leased Real Property or the taxation thereof, and the Seller and the Messaging Subsidiaries have not received any written notice of the intention of any Governmental Entity or other Person to take or use any Owned Real Property or Leased Real Property or to institute any litigation, arbitration or other proceeding with respect to any of such properties.

(e)          The Owned Real Property is in good condition and repair, is structurally sound, and free from material leaks and material defects and the Leased Real Property is in a condition reasonably suitable for the conduct of the Messaging Business as presently conducted. The Owned Real Property and the Leased Real Property have been maintained in a manner consistent with similar properties. All communications, electrical, water, sewer, gas, and other utilities and services required for the conduct of the Messaging Business as concurrently conducted, or in the case of the Owned Real Property, required for the conduct of general R&D and office uses, are available at the property upon payment of customary utility/service consumption charges.

(f)           The Owned Real Property and the Lease Real Property, and the uses thereof, comply with all laws, rules, regulations, statutes, covenants, conditions, and restrictions applicable thereto, except where non-compliance would not reasonably be expected to have a

Material Adverse Effect or, in the case of the Owned Real Property, materially detract from the value of such property. No portion of the Owned Real Property is located in an area designated as “wetland”, flood plain, or flood hazardous area.

(g)          There are no defaults by the Seller or any Messaging Subsidiary or, to the Knowledge of the Seller, by any other party to any lease, sublease or other contract affecting the Owned Real Property or the Leased Real Property.

(h)          At the Closing, the Owned Real Property and the Leased Real Property will be in the condition existing on the effective date of this Agreement (except for casualty damage for which insurance proceeds sufficient to complete restoration of such damage have been included in the Transferred Assets conveyed to the Purchaser at the Closing); and there will be no written or oral contracts for any alterations, decommissioning, improvements on the Owned Real Property or the Leased Real Property which have not been fully paid.

(i)           Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of Code and no portion of the purchase price applicable to the Owned Real Property is subject to federal income tax withholding.

Section 4.7         Contracts. The Disclosure Schedule sets forth a correct and complete list of the following Contracts currently in force, or under which the Seller or any of the Messaging Subsidiaries have continuing liabilities and/or obligations, related to the Messaging Business, the Owned Real Property, or the leasing, decommissioning, or operation of the Leased Real Property (other than the insurance policies and Employee Benefit Plans listed in the Disclosure Schedule under Sections 4.8 and 4.14, respectively):

(a)          bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Seller or a Messaging Subsidiary;

(b)          leases of any personal property, involving an annual commitment or payment of more than $50,000 by the Seller or a Messaging Subsidiary;

(c)          Contracts that limit or restrict the Seller or any of the Messaging Subsidiaries from engaging in any business or other activity in any jurisdiction;

(d)          Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Seller or any of the Messaging Subsidiaries of an amount in excess of $25,000;

(e)          Contracts with any officer, director or other Affiliates of the Seller or any of the Messaging Subsidiaries;

(f)           Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Seller or any of the Messaging Subsidiaries;

(g)         Contracts with the Seller or any of the Messaging Subsidiaries and any sales agent or representative providing for the payment of commissions that are not terminable without penalty on ninety (90) days’ or less notice;

(h)          joint venture or partnership Contracts and all other Contracts providing for the sharing of any profits, in each case, to which the Seller or any of the Messaging Subsidiaries is a party;

(i)          Contracts with Customers or Suppliers;

(j)           Contracts granting the Seller or any of the Messaging Subsidiaries rights in Third-Party IP Rights or Third-Party Technology for use in the Messaging Business or included in the Transferred Assets, other than licenses for commercially available off-the-shelf or “shrinkwrap” software and other than licenses for Third-Party Technology which the Seller or a Messaging Subsidiary pays a license fee of less than $50,000 per annum;

(k)          Contracts granting any Person rights in the IP Rights of Seller or any of the Messaging Subsidiaries, other than such Contracts entered into with customers in the ordinary course of business;

(l)           Contracts pursuant to which Seller or any of the Messaging Subsidiaries are required to escrow source code;

(m)         Contracts pursuant to which Seller or any of the Messaging Subsidiaries guaranty obligations or performance of any Person other than Seller or such Messaging Subsidiary;

(n)          Contracts including warranty or indemnity obligations of Seller or any of the Messaging Subsidiaries, other than such Contracts entered into in the ordinary course of business;

(o)          Employment Agreements with Messaging Business Employees; and

(p)          Contracts (other than those described in subsections (a) through (o) of this Section 4.7 and other than customer Contracts for purchases or maintenance entered into in the ordinary course of business) to which the Seller or any of the Messaging Subsidiaries is a party or by which its properties or assets are bound involving an annual commitment or annual payment to or from the Seller or any of the Messaging Subsidiaries of more than $100,000 individually.

Correct and complete copies of all Contracts listed on the Disclosure Schedule in respect to this Section 4.7 (the “Material Contracts”) have been made available to the Purchaser. Except where it would not have a Material Adverse Effect, (i) such Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Seller and the Messaging Subsidiaries, as applicable, and, to the Knowledge of the Seller, each other party to such Material Contracts (subject to the Bankruptcy and Equity Exception) and (ii) there is no existing default or breach of the Seller or any of the Messaging Subsidiaries under any such Material Contract (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of the Seller, there is no such default or breach (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any such Material Contract. To the Knowledge of Seller, no party to any Material Contract has made, asserted or has any defense, setoff or counterclaim under such Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of such Material Contract.

Section 4.8        Insurance. The Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained as of the date of this Agreement by or on behalf of the Seller or any of the Messaging Subsidiaries and relating to the Messaging Business, indicating the type of coverage and the name of the insurance carrier or underwriter. All such insurance policies are in full force and effect, and, to the Knowledge of the Seller, neither the Seller nor any of the Messaging Subsidiaries is in default with respect to its material obligations under any such insurance policy.

Section 4.9	Governmental Approvals; Consents.

(a)          The Disclosure Schedule sets forth each consent or approval of, or filing, declaration or registration with, any Governmental Entity under any Law or License that is necessary with respect to the execution and delivery of this Agreement by the Seller and the consummation by the Seller and the Selling Subsidiaries of the transactions contemplated hereby, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.

(b)          The Disclosure Schedule sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Consent”) under any Material Contract to which the Seller or any of the Messaging Subsidiaries is a party that is necessary with respect to the execution and delivery of this Agreement by the Seller and the consummation by the Seller and the Selling Subsidiaries of the transactions contemplated hereby.

(c)          The Disclosure Schedule sets forth each action, consent, approval, notification, waiver, authorization, order, or filing required with a Governmental Authority or under any Material Contract for the continued conduct of the Messaging Business by Purchaser after the Closing in the manner currently being conducted by Seller.

Section 4.10      Compliance with Laws; Licenses. The Seller and the Messaging Subsidiaries are in compliance with all Laws applicable to the Seller or the Messaging Subsidiaries, as applicable, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. The Seller and each of the Messaging Subsidiaries hold all Licenses from Governmental Entities necessary for the lawful conduct of the Messaging Business, except where the failure to hold the same would not reasonably be expected to have Material Adverse Effect. The Seller and the Messaging Subsidiaries are in compliance with the terms of all Licenses, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

Section 4.11      Absence of Certain Changes. From September 30, 2006 through the date of this Agreement, (a) the Seller and the Messaging Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business and (b) there have not been: (i) any event or circumstance or series of events or circumstances that constitute a Material Adverse Effect; or (ii) any action that, if it had been in effect, would have been prohibited by Section 6.1.

Section 4.12      Legal Proceedings. There is no pending or, to the Knowledge of the Seller, threatened, legal or administrative proceeding, claim, suit or action against the Seller or any of the Messaging Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon the Seller or any of the Messaging Subsidiaries, in each case, by or before any Governmental Entity.

Section 4.13      Tax Matters. Other than as contemplated by this Agreement, there are no Taxes of the Seller or any Selling Subsidiary for which the Purchaser will become liable as a result of the transactions contemplated by this Agreement. Each of the Acquired Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. Seller and each of the Acquired Subsidiaries have timely paid or accrued all Taxes, whether or not shown to be due on such Tax Returns. No deficiency with respect to Taxes has been proposed, asserted or assessed against any of the Acquired Subsidiaries, which have not been fully paid or adequately reserved in the Financial Statements. No audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the any of the Acquired Subsidiaries, and no written notice thereof has been received. Neither the Seller nor any of the Acquired Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code. Neither the Seller nor any of the Acquired Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. To the Knowledge of the Seller, neither the Seller nor any of the Acquired Subsidiaries has engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction as set forth in Treasury Regulation Section 1.6011-4(b)(2). To the Knowledge of the Seller, all related party transactions involving the Seller or any of the Acquired Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax law. Each of the Seller and the Acquired Subsidiaries has maintained documentation, or such documentation can be created from available records, (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law.

Section 4.14	Employment Benefits and Labor Matters.

(a)         All of the Seller Employee Benefit Plans are set forth on the Disclosure Schedule, and neither the Seller nor any ERISA Affiliate has made any commitment to any of the Messaging Business Employees or any other person to provide any additional employee benefit plans or other arrangements.

(b)          No liability under Title IV or Section 302 of ERISA has been or could be incurred by the Seller or any ERISA Affiliate for which the Purchaser would be or could be liable under applicable law as a result of the transactions contemplated by this Agreement; and no Seller Employee Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. No Seller Employee Benefit Plan provides or promises benefits to any employee, officer or director after retirement except as required by applicable law.

(c)          Each of the Seller Employee Benefit Plans has been established, maintained, funded, and administered in material compliance with its terms and with applicable federal and state laws and regulations to which it is subject, including ERISA and the Code and the Treasury Regulations promulgated thereunder, and is, if applicable, qualified under Code Section 401(a). Each Employee Benefit Plan qualified under Code Section 401(a) has received either (i) a favorable determination letter from the Internal Revenue Service, and/or (ii) if the 401(k) plan document is in the form of a prototype, a favorable opinion letter from the Internal Revenue Service.

(d)          There are no strikes, work slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the Knowledge of the Seller, threatened with respect to any of the Messaging Business Employees.

(e)          None of the Seller Affiliates is a party to any labor or collective bargaining agreement with respect to any of the Messaging Business Employees or any other Seller or ERISA Affiliate employees, and to the Seller’s Knowledge, there is no effort to organize any such employees.

(f)           To the Knowledge of the Seller, the Seller and each of the Messaging Subsidiaries are, as of the date hereof, in compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and there are no arrearages in the payment of wages.

(g)          The Messaging Business Employees represent all of the employees employed in the Messaging Business by the Seller and the Messaging Subsidiaries or any of their Affiliates immediately prior to the Closing Date (including (a) those on military leave and family and medical leave, (b) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state Law, under any applicable collective bargaining agreement or under any leave of absence policy, and (c) those on short-term disability under a short-term disability program), whose duties relate primarily to the operations of the Messaging Business regardless of the company payroll on which such individuals are listed.

Section 4.15	Environmental Matters.

(a)         Except for those matters that would not reasonably be expected to have a Material Adverse Effect, each of the Seller and the Messaging Subsidiaries is in compliance with all Environmental Laws.

(b)          There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Seller, threatened against the Seller or any of the Messaging Subsidiaries or any Owned Real Property or Leased Real Property of the Seller or any of the Messaging Subsidiaries.

(c)          Neither the Seller nor any of the Messaging Subsidiaries has received any written notice of or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws.

(d)          Neither Seller nor any Messaging Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, the Owned Real Property or Leased Real Property in violation of any Environmental Law. No Hazardous Material introduced to the Owned Real Property or Leased Real Property during the time such real property was owned, leased or occupied by Seller or a Messaging Subsidiary will be present on such real property in violation of any Environmental Law at the Closing Date, other than Hazardous Material inventory which is included in the Transferred Assets, required for the conduct of the Messaging Business as presently conducted after the Closing, and stored at the Owned Real Property or the Leased Real Property in compliance with applicable laws.

(e)          Seller has delivered to the Purchaser (or made available for Purchaser’s review) complete copies of any report, investigation, study or other evaluation of the environmental condition and compliance of the Owned Real Property or the Leased Real Property prepared since January 1, 2004.

(f)           There is no underground or above ground storage tank for Hazardous Materials at the Owned Real Property or the Leased Real Property. None of the building materials of the Owned Real Property and no improvements installed by or for the benefit of the Seller or any Messaging Subsidiary contain mold in amounts requiring removal or remediation or asbestos in any form.

(g)          No Transferred Employee has been exposed to any Hazardous Material at the Owned Real Property or the Leased Real Property in violation of any Environmental Law while employed or under contract to the Seller or any Messaging Subsidiary.

The representations and warranties contained in this Section 4.15 are the sole representations and warranties as to Environmental Matters under this Agreement.

Section 4.16	Intellectual Property.

(a)          The Seller and the Messaging Subsidiaries own or have the right to use all (i) Trademarks, service marks, trade names, Internet domain names, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (ii) to the Seller’s Knowledge, inventions and discoveries, whether patentable or not, and all Patents; (iii) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, Copyrights in and to the foregoing; and (iv) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists ((i) through (iv) collectively being referred to as “IP Rights”) that are used or held for use in the conduct of the Messaging Business as currently conducted. The Disclosure Schedule contains a list of all United States, international and foreign: (w) Patents; (x)  Trademarks; (y) Copyrights; and (z) any other IP Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity, in each case, used or held for use in the Messaging Business as currently conducted.

(b)          Each of the patent rights within Seller IP Rights is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the Seller’s Knowledge, is valid and subsisting except to the extent non-compliance with such formal legal requirements is curable by Purchaser at a de minimus cost. All necessary documents and certificates in connection with such Seller IP Rights that have been filed with the any patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Seller IP Rights have been duly and validly filed except to the extent lack of proper filing is curable by Purchaser at a de minimus cost. There are no actions that must be taken within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Seller IP Rights that constitute Transferred Assets.

(c)          Neither Seller nor any of the Messaging Subsidiaries has granted any exclusive license or right to use or distribute to any other Person (or entered into any Contract under which it has, or may have the obligation to do any of the foregoing) any Seller IP Rights. No Person who has licensed any Third-Party IP Rights or Third Party Technology to the Seller or any Messaging Subsidiary that is material to the operation of the Messaging Business and is or was practiced, held, sold, distributed or otherwise provided, supported, marketed, maintained, licensed or used in the Messaging Business, has contractually received ownership rights or license rights to improvements, alterations, modifications, adaptations and/or derivative works made by the Seller or any Messaging Subsidiary in such IP Rights or Technology.

(d)          No government, military or quasi-governmental funding, or resources or facilities of a university, college, other educational institution or research center or funding from third parties (excluding any of the foregoing provided or made available by a Person in the capacity of a customer) was used in the development of the Seller IP Rights. No current or former employee, consultant or independent contractor of either Seller or any of the Messaging Subsidiaries who was involved in, or who contributed to, the creation or development of any Seller IP Rights, has performed services for the government, military or quasi-governmental entity, or a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for either Seller or any of the Messaging Subsidiaries (in such capacity as employee, consultant or independent contractor).

(e)          No Seller Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such Seller Software on, the disclosure, licensing, or distribution of any source code.

(f)           To the Seller’s Knowledge, Seller’s and the Messaging Subsidiaries’ ownership or exploitation of the Transferred Assets does not: (i) infringe or misappropriate the IP Rights of any Person; (ii) violate the rights of any Person (including rights to privacy or publicity); or (iii) constitute unfair competition or trade practices under the laws of any jurisdiction. Seller has not received notice from any Person claiming that the Messaging Business or the Transferred Assets infringe or misappropriate the IP Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge or any basis therefor).

(g)          There is no pending or, to the Seller’s Knowledge, threatened claim or litigation contesting the validity, ownership or right of Seller to exercise any Seller IP rights or Third-Party IP Rights or to operate the Messaging Business, nor to the Seller’s Knowledge is there any legitimate basis for any such claim. Seller has not received any opinion of counsel that the operation of the Messaging Business infringes any third party patent, nor has Seller received any notice of infringement of any Third-Party IP Rights or offer to license any third party or other IP Rights in the context of any possible needs to do so to avoid infringement.

(h)          To the Knowledge of the Seller, no Person is infringing or misappropriating the Seller IP Rights.

(i)           All Seller IP Rights were created solely by either (i) employees who have validly and irrevocably assigned all of their rights, including IP Rights, therein to Seller, or who created such intellectual property as “works for hire” within the meaning of the U. S. Copyright Act of 1976 (as amended), or (ii) third parties who have validly and irrevocably assigned all of their rights, including IP Rights, therein to Seller.

(j)           The Seller and the Messaging Subsidiaries have taken commercially reasonable steps to protect their rights in the confidential information and trade secrets included in the Transferred Assets. The Seller and each of the Messaging Subsidiaries has and enforces a policy requiring each employee of Seller or such Messaging Subsidiary to execute proprietary information, confidentiality and assignment agreements substantially in the Seller’s standard form, and, all current and former employees of the Seller and the Messaging Subsidiaries have executed such an agreement, other than employees that have not (i) developed any Seller IP Rights, or (ii) had access to any trade secrets of the Seller. To the Knowledge of the Seller, there has not been any breach by any employee of the Seller or any Messaging Subsidiary of any such agreement.

(k)         Neither Seller nor any other Person acting on any Seller’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code within the Transferred Assets.

Section 4.17      Customers and Suppliers. The Disclosure Schedule sets forth a true and complete list of the names of the ten largest customers from whom the Messaging Business has recognized revenue during the twelve months ended August 31, 2006 (the “Customers”) and the ten largest suppliers to whom the Messaging Business has made payments for services during the twelve months ended August 31, 2006 (the “Suppliers”). The Seller has not received any written statement or, to the Knowledge of the Seller, any other notice from any Customer or Supplier that such Customer or Supplier will not continue as a customer or supplier of the Messaging Business after the Closing or will not otherwise materially and adversely modify its relationship.

Section 4.18      Brokers and Other Advisors. Except for Jefferies Broadview International LLC, the fees and expenses of which will be paid by the Seller or one of its Affiliates, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or any of the Messaging Subsidiaries.

Section 4.19      Transferred Assets. The Transferred Assets, together with the Patents subject to the Patent License Agreements to be entered into at Closing, constitute all of the assets necessary for the operation of the Messaging Business by the Purchaser in the same manner as the Messaging Business was operated by the Seller and the Messaging Subsidiaries as of the Closing Date, subject to the provision of certain Transferred Assets pursuant to Section 6.15 and transfer thereof at the Messaging Subsidiary Closing.

Section 4.20	Bankruptcy; Insolvency.

(a)          Seller has not (i) instituted proceedings under Bankruptcy Law, (ii) had a bankruptcy proceeding filed against it, (iii) filed a petition or answer of consent seeking reorganization under any bankruptcy or any similar law or similar statute, (iv) consented to the filing of any such petition, (v) had appointed a custodian of it or any of its assets or property, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due, (viii) within the meaning of the Bankruptcy Law become insolvent, (ix) failed generally to pay its debts as they become due, (x) had unreasonably small assets in relation to the business of Seller, or (xi) taken any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

(b)          The occurrence of the Closing and the transactions contemplated by this Agreement, before and after Closing shall not cause Seller to, and as a result of the transactions contemplated by this Agreement, Seller shall not be required to, (i) institute proceedings under Bankruptcy Law, (ii) have a bankruptcy proceeding filed against it, (iii) file a petition or answer of consent seeking reorganization under any bankruptcy or any similar law or similar statute, (iv) consent to the filing of any such petition, (v) have appointed a custodian of it or any of its assets or property, (vi) make a general assignment for the benefit of creditors, (vii) admit in writing its inability to pay its debts generally as they become due, (viii) within the meaning of the Bankruptcy Law become insolvent, (ix) fail generally to pay its debts as they become due, (x) have unreasonably small assets in relation to the business of Seller, or (xi) take any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

Section 4.21      Certain Transactions and Agreements. No Affiliate of the Seller, nor to the Seller’s Knowledge any member of their immediate families, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Seller (except with respect to any interest in less than two percent of the stock of any corporation whose stock is publicly traded). None of such Affiliates has any interest in any material property, real or personal, tangible or intangible that is used in, or that pertains to, the Messaging Business, except for the rights of a stockholder under applicable Law.

Section 4.22      Representations Complete. None of the representations or warranties made by Seller herein or in the Disclosure Schedule, or any certificate furnished by Seller pursuant to this Agreement, taken as a whole, contains or will contain at the Closing any untrue statement of a fact, or omits or will omit at the Closing to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Section 4.23      No Other Representations or Warranties. Except for the representations and warranties made by the Seller in this Article IV, neither the Seller, nor any other Person makes any representation or warranty with respect to the Seller or the Messaging Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby warrants and represents to the Seller as follows:

Section 5.1         Organization, Standing and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

Section 5.2         Authority; Noncontravention; Voting Requirements.

(a)          The Purchaser has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary company action by and no other action on the part of the

Purchaser is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the charter documents of the Purchaser or (ii)(x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Purchaser or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party.

Section 5.3        Governmental Approvals. No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.

Section 5.4         Capital Resources. The Purchaser will have on the Closing Date, sufficient cash and cash equivalents available to pay the Purchase Price, to pay all related fees and expenses of the Purchaser and the Seller payable by it in connection with the transactions contemplated hereby, and to fund the ongoing operations of the Messaging Business.

Section 5.5        Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any of its subsidiaries.

Section 5.6         No Reliance. Purchaser has conducted a thorough review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Messaging Business, to the extent such items have been, as of the date of this Agreement, posted or otherwise included in the online dataroom maintained by the MerrillCorp DataSite (the “Dataroom”) or otherwise provided to the Purchaser by the Seller, and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Messaging Business for such purpose. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges and agrees that (a) neither the Seller nor any Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in Article IV, and (b) the Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article IV of this Agreement. Without limiting the generality of the foregoing, the Purchaser acknowledges that no representations or warranties are made with respect to any financial information for the Messaging Business other than as set forth herein, including any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Purchaser or any of its representatives.

ARTICLE VI.

ADDITIONAL COVENANTS

Section 6.1         Conduct of Business by Seller. Between the date of this Agreement and the Closing Date, unless the Purchaser shall otherwise agree in writing, the Messaging Business shall be conducted only in the ordinary course of business. Between the date of this Agreement and the Closing Date, except as otherwise permitted by or contemplated in this Agreement, without the prior consent of the Purchaser, neither the Seller nor any of the Messaging Subsidiaries shall, in connection with the Messaging Business or any of the Transferred Assets:

(a)          sell, transfer, encumber or otherwise dispose of, or dividend or distribute to stockholders, any Transferred Assets or any interest therein, other than Inventory sold or disposed of in the ordinary course of business;

(b)          acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets;

(c)          incur any indebtedness for borrowed money in excess of $50,000 individually or $200,000 in the aggregate;

(d)          enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients);

(e)          authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $50,000 or capital expenditures that are, in the aggregate, in excess of $100,000 for the Messaging Business taken as a whole;

(f)           not use commercially reasonable efforts to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(g)          grant or announce any increase in the salaries, bonuses or other benefits payable to any Messaging Business Employees (whether in cash, stock or other equity instruments), other than as required by Law or any existing Contract or Employee Benefit Plan, pursuant to any plans, programs or agreements existing on the date hereof and disclosed to the Purchaser or other ordinary increases not inconsistent with the past practices of the Seller or the Messaging Subsidiaries, as the case may be;

(h)          (i) sell, license or transfer to any person or entity any IP Rights of the Messaging Business or enter into any agreement with respect to any IP Rights of the Messaging Business with any person or entity or with respect to any intellectual property of any person or entity (unless such agreement is entered into in the ordinary course of business consistent with past practice), (ii) buy or license any intellectual property or enter into any agreement with respect to the intellectual property of any person or entity for use in the Messaging Business (other than in the ordinary course of business consistent with past practice), or (iii) enter into any agreement with respect to the development of any intellectual property with a third party in connection with the Messaging Business;

(i)           enter into or amend any contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Messaging Business (other than in the ordinary course of business consistent with past practice);

(j)           amend or otherwise modify (or agree to do so), or violate the terms of, any of the Assigned Contracts;

(k)          commence or settle any litigation related to the Messaging Business or the Transferred Assets;

(l)           acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Messaging Business;

(m)         grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(n)          except as previously disclosed to the Purchaser with respect to the Seller’s healthcare plans, adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee, consultant or contract worker, or increase the salaries or wage rates of its employees, consultants or contract workers, all except pursuant to already existing commitments;

(o)          enter into any strategic alliance or joint marketing arrangement or agreement with respect to the Messaging Business;

(p)          make any material change in any method of accounting or accounting practice or policy, except as required by GAAP or Law;

(q)          to the extent it could adversely impact the Purchaser with respect to a post-Closing taxable period, (i) make or change any election with respect of Taxes of the Acquired Subsidiaries or the Transferred Assets, (ii) enter into any closing agreement, (iii) settle any material claim or assessment in respect of Taxes or (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(r)           take, or agree in writing or otherwise to take, any of the actions described in this Section 6.1, or any other action that would (i) prevent the Seller from performing or cause the Seller not to perform its covenants hereunder or (ii) cause or result in the breach of any of the Seller’s representations and warranties contained herein.

Section 6.2	Inspection and Access to Information.

(a)          From the date hereof until the Closing Date, upon reasonable notice, the Seller shall afford the Purchaser and its officers, employees, agents, accountants, advisors, bankers and other representatives (collectively, “Representatives”) reasonable access to and the right to conduct inspections, evaluations and tests of the properties, offices, plants and other facilities, books and records which are Transferred Assets of the Seller and the Messaging Subsidiaries relating primarily to the Messaging Business, and shall furnish the Purchaser with such financial, operating and other data, analysis and information to the extent relating primarily to the Messaging Business as the Purchaser may reasonably request and Seller’s supervisory personnel shall be entitled to observe any activities conducted at the Owned Real Property or the Leased Real Property and Purchaser shall observe any reasonable regulations imposed by such personnel for the protection of the Seller’s property or employees; provided, however, that (i) any such access, observation or furnishing of information shall be conducted during normal business hours, and in such a manner as to not unreasonably interfere with the normal operations of the Seller, the Messaging Subsidiaries and the Messaging Business; and (ii)  the Seller or the Messaging Business’ personnel shall have the right to supervise any such access or observation or provision of information. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor the Messaging Subsidiaries shall be required to disclose any information to the Purchaser or its Representatives if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b)          For a period of six months following the Closing, the Purchaser and the Seller shall use commercially reasonable efforts (i) to permit Seller to make copies of any Shared Corporate Records, (ii) to identify any additional Shared Corporate Records not reflected on Exhibit 6.2(b) and (iii) if any Shared Corporate Records are subsequently determined to be separable, to remove such Shared Corporate Records from the Transferred Assets and the Shared Corporate Records and ownership thereof shall be returned to the Seller. The Purchaser hereby agrees to maintain the confidentiality of all Shared Corporate Records using the same standards of confidentiality it applies to its own corporate records.

(c)          In order to facilitate the resolution of any claims made against or incurred by the Seller or the Messaging Subsidiaries, prepare any tax or other governmental filings and other requirements of the Seller, and in connection with Section 6.2(b), for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records (including, without limitation, the Shared Corporate Records) included in the Transferred Assets relating to periods prior to the Closing and (ii) upon reasonable notice, as needed, afford the Seller and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records (including, without limitation relating to the Shared Corporate Records) included in the Transferred Assets relating to periods prior to the Closing Date, and shall furnish the Seller with such financial, operating and other data, analysis, information and assistance relating thereto as the Seller may reasonably request (including, without limitation, as is required to prepare interim and annual accounts and tax returns and to comply with any statutory or regulatory requirement or respond to any authority or regulatory body); provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Purchaser’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Purchaser and the Seller shall reimburse the Purchaser for any third-party expenses incurred in connection with fulfilling such requests.

(d)          In order to facilitate the resolution of any claims made against or incurred by the Purchaser, for a period of seven years after the Closing, the Seller shall (i) retain the books and records relating to the Messaging Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, as needed, afford the Purchaser and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records relating to the Messaging Business for periods prior to the Closing Date which shall not otherwise have been delivered to the Purchaser, and shall furnish the Purchaser with such financial, operating and other data, analysis, information and assistance relating thereto as the Purchaser may reasonably request (including, without limitation, as is required to prepare interim and annual accounts and tax returns and to comply with any statutory or regulatory requirement or respond to any authority or regulatory body); provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Seller’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Seller and Purchaser shall reimburse Seller for any third-party expenses incurred in connection with fulfilling such requests.

Section 6.3	Employment of Messaging Business Employees and Employee Benefits.

(a)          Hiring of Transferred Employees. Before the Closing Date, the Purchaser shall offer at-will employment to all of the Messaging Business Employees, to be effective as of the Effective Time and contingent on the Closing, upon terms and conditions standard for employees of Purchaser, and at the geographic locations and base salaries set forth on Schedule 1.1(c). The Messaging Business Employees who accept such offer and who are not on leave as of the Closing Date shall be referred to as the “Transferred Employees,” provided, that, such Messaging Business Employees who are on leave and who otherwise accept such offer, shall become Transferred Employees as of the date such Messaging Business Employee begins active employment with Purchaser. As of the Effective Time, the Seller and the Selling Subsidiaries (collectively, the “Seller Affiliates”) shall terminate the employment of all Transferred Employees. Seller hereby agrees to use its commercially reasonable efforts to assist Purchaser in making offers and hiring any of the Messaging Business Employees, including providing Purchaser with access to such Messaging Business Employees during the period from the effective date of this Agreement until Closing. Seller shall not take, and Seller shall cause each of its Affiliates not to take, any action that would impede, hinder, interfere or otherwise compete with Purchaser’s effort to hire or retain any Messaging Business Employees.

(b)          Employment Agreements; Salary and Benefits. Except as otherwise provided in this Section 6.3, no employment related liabilities arising through the Closing Date with respect to any Transferred Employees, any other employees or any of their respective beneficiaries shall be assigned to or assumed by Purchaser.

(i)	Seller shall pay each Transferred Employee any and all salary, bonus and other employment benefits due to such Transferred

Employee through the Closing Date, including any payments with respect to severance (except as set forth herein) or prior notice of termination. Seller shall pay any costs of severance (aggregating the value of all statutorily or contractually required benefits) which exceed one-half of the Transferred Employee’s annual base salary for any Transferred Employee who is terminated by Purchaser on or before the first anniversary of the Messaging Subsidiary Closing.

(ii)

Except for the employment agreements set forth on Schedule 6.3(b)(i) and provided to Purchaser prior to the date of this Agreement without amendment, which shall be assumed by the Purchaser (subject to Purchaser’s review and approval for any such agreements which have not been provided and subject to the employee who has entered into such employment agreement becoming a Transferred Employee), the Purchaser shall not assume any employment agreements between the Transferred Employee and the Seller Affiliates; provided, however, in all cases, the Purchaser shall assume and honor all severance obligations under any agreement and the Seller’s severance policy as set forth in the Seller’s employee handbook and reflected on Schedule 6.3(b)(ii), to any Transferred Employee, but only to the extent (x such Transferred Employee executes a release of claims in a form satisfactory to the Purchaser, and (y) the amount of any severance payment assumed by the Purchaser shall not exceed such Transferred Employee’s annual base salary on the date of termination, with respect to Bruce Bales and Sonny Bettis, or one-half of such Transferred Employee’s annual base salary, with respect to all other Transferred Employees.

(iii)        The Purchaser shall provide the Transferred Employees with the same benefits in the aggregate as are available to Purchaser’s similarly situated current employees. The Seller shall cooperate with the Purchaser to assist the Purchaser in negotiating changes to the employment agreements assumed pursuant to this Section 6.3(b), as reasonably requested.

(iv)

Purchaser shall use its commercially reasonable efforts to assume the benefit plans listed on Schedule 6.3(b)(iv) in respect of obligations accruing after the Closing Date for Transferred Employees (or provide equal or greater benefits under benefit plans adopted by Purchaser), provided that Seller has provided copies of all documents and related contracts, employee communications, amendments, and the status of any statutory or contractual obligations or liabilities relating to such Seller Employee Benefit Plans to Purchaser for review by Purchaser’s local counsel within two (2) days following the date of this Agreement; provided, that, notwithstanding anything herein to the contrary, with respect to the United Healthcare Dental Plan (Passive PPO) and the United Healthcare Choice Plus Plan 076 specified on Schedule 6.3(b)(iv), the Purchaser shall be obligated to assume and maintain such plans at least through the end of April 30, 2007; and provided, further, that the Purchaser shall provide the Seller no less than thirty (30) days prior written notice before terminating such plans in accordance with the terms hereof. Seller shall retain all liabilities under the benefit plans listed on Schedule 6.3(b)(iv) accruing prior to or on the Closing Date for Transferred Employees, and at any time before, on, or after the Closing Date for any Seller employee who is not a Transferred Employee.

(c)          Employment Tax Reporting. The Seller Affiliates and the Purchaser agree that, pursuant to the “Alternative Procedures” provided in Section 5 of Revenue Procedure 2004-53, with respect to the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for the full calendar year in which the Effective Time occurs, (i) the Seller Affiliates and the Purchaser shall report on a “predecessor-successor” basis, as set forth therein, (ii) the Seller Affiliates shall be relieved from furnishing Forms W-2 to any Transferred Employees, and (iii) the Purchaser shall assume the obligations of the Seller Affiliates to furnish Forms W-2 to such Transferred Employees and Forms W-2 and W-3 with respect to Transferred Employees to the Social Security Administration; provided, the Seller Affiliates shall transfer to the Purchaser all Forms W-4 and W-5 with respect to the Transferred Employees, and such other data relating to Transferred Employees as shall be necessary for the Purchaser to assume and satisfy such obligations accurately and in accordance with the law.

(d)          No Third Party Beneficiaries. The provisions of this Section 6.5 pertaining to the employment and employee benefits of the Transferred Employees are solely for the benefit of the Parties, and no employee or former employee of the Seller Affiliates or the Purchaser or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

(e)          Welfare Benefit Plans.

(i)           Benefits. Except as otherwise provided in (y) in the Transition Services Agreement and (z) this subsection (e), and without limiting the generality of subsection (b) hereof, the participation by Transferred Employees in Welfare Plans maintained and participated in by the Seller Affiliates shall cease at the Effective Time. The Purchaser shall permit each Transferred Employee to enroll as of the Effective Time in Welfare Plans that are offered by the Purchaser to its similarly-situated employees consistent with the terms of such plans.

(ii)          Responsibility for Group Health Plan Claims. Except as otherwise provided in subsections (e)(v) and (vi) hereof, commencing as of the Effective Time, (i) the Seller Affiliates shall be solely responsible for any claims for Welfare Benefits that are incurred by or with respect to any Transferred

Employee and his or her covered dependents at or before the Effective Time; and (ii) the Purchaser shall be solely responsible for any such claims for Welfare Benefits that are incurred by or with respect to any Transferred Employee and his or her covered dependents after the Effective Time. For purposes of the foregoing, a medical, dental or vision claim shall be considered incurred when the services are rendered or the supplies or medications are provided, and not when the condition arose.

(iii)         Service and Payment Credit. With respect to the coverage of the Transferred Employees under the Purchaser’s Welfare Plans, (i) each such employee’s credited service with the Seller Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees under the Purchaser’s Welfare Plans; and (ii) limitations on benefits due to pre-existing conditions under any type of Welfare Benefit shall be waived for any Transferred Employee enrolled in a similar type of Welfare Benefit under the Seller Affiliates’ Welfare Plans immediately before the Effective Time.

(iv)

COBRA Responsibility. Beginning as of the Effective Time, the Purchaser shall be responsible for providing the notices and making available the health care continuation coverage, all as required by the COBRA Continuation Coverage requirements, for all of the Transferred Employees and their respective covered dependents, whose qualifying events (as defined in Code Section 4980B) occur on or after the Effective Time. The Purchaser acknowledges that the United Healthcare Choice Plus Plan 076 specified in Section 6.3(b)(iv) shall provide COBRA Continuation Coverage for former employees of the Messaging Business for so long as such plan is maintained by the Purchaser pursuant to Section 6.3(b)(iv).

(v)          Disability Benefits. Notwithstanding anything herein to the contrary, if any Transferred Employee becomes disabled (within the meaning of the applicable short-term and/or long-term disability plan of the Purchaser) after the Effective Time, any short-term and/or long-term disability salary continuation income benefits relating to such disability shall be paid under and subject to the terms of Purchaser’s disability plans and, beginning as of the Effective Time, shall be the sole responsibility of the Purchaser.

(vi)         Vacation Pay. From and after the Effective Time, (i) the Purchaser shall assume and honor all vacation days, sick leave days, and paid time off days of the Transferred Employees that accrued prior to the Effective Time and shall not take any action that results in a forfeiture of any such time off in violation of any applicable state law, and (ii) the Purchaser’s vacation pay policy, sick leave policy and paid time off policy will apply to each Transferred Employee and will take into account service with the Seller Affiliates as provided in subsection (h) hereof. If any Transferred Employee who is legally entitled to immediate payment of such vacation days, sick leave days or paid time off days requests a payment for such accrued days, the Purchaser shall make all necessary payments in respect thereof to such Transferred Employee.

(vii)       Spending Accounts. The Seller Affiliates and the Purchaser shall take all actions necessary or appropriate (in accordance with applicable tax rules and guidance) so that, effective as of the Effective Time, (i) the account balances (whether positive or negative) (the “Transferred Account Balances”) under the Seller Affiliates’ health and dependent care flexible spending account plans (the “FSAs”) of the Transferred Employees who are participants in the Seller Affiliates’ FSAs (the “Covered Employees”) shall be transferred to one or more comparable plans of the Purchaser; (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Purchaser’s FSAs in the same manner as under the Seller Affiliates’ FSAs; and (iii) the Covered Employees shall be reimbursed from the Purchaser’s FSAs for claims (A) incurred at any time during the plan year of the Seller Affiliates’ FSAs in which the Effective Time occurs, and (B) submitted to the Purchaser’s FSAs from and after the Effective Time, substantially on the same basis, terms and conditions as under the Seller Affiliates’ FSAs.

(f)          Qualified Retirement Plans.

(i)           401(k) Plans. As of the Effective Time, the Transferred Employees shall become eligible to participate in the Purchaser’s 401(k) plan subject to such plan’s terms. If a Transferred Employee has sufficient service (taking into account service credited pursuant to this subsection and subsection (h) hereof) under the Purchaser’s 401(k) plan, such Transferred Employee shall be allowed to enter active participation in the Purchaser’s 401(k) plan as soon as administratively feasible following the Effective Time. Service credited to a Transferred Employee under the Seller Affiliates’ 401(k) plan as of the Effective Time shall be credited to such Transferred Employee under the Purchaser’s 401(k) plan for purposes of eligibility and vesting.

(ii)          Rollovers. As soon as practicable following the Effective Time, the Seller Affiliates shall cause the vested account balances of all Transferred Employees in the Seller Affiliates’ 401(k) plan to be eligible to be distributed in accordance with terms of said plan (treating the Transferred Employees as having severed from employment within the meaning of said plan), and the Purchaser shall permit Transferred Employees who are participants in said plan and who are employed by the Purchaser following the Effective Time to rollover such distributions (including any outstanding participant loans) into the Purchaser’s 401(k) plan subject to such plan’s terms.

(g)          Workers’ Compensation. Beginning at the Effective Time, all Transferred Employees shall be eligible for coverage under the Purchaser’s workers’ compensation insurance, and the Purchaser shall be liable for all workers’ compensation claims of the Transferred Employees, other than those for which the Seller Affiliates retain responsibility. The Seller Affiliates shall remain responsible and retain liability for workers’ compensation claims and all other claims relating to occupational illnesses and injuries that are both incurred before the Effective Time and reported within 30 days after the Effective Time.

(h)          WARN Act. The Purchaser agrees to provide any required notice under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Messaging Business Employees and occurring after the Effective Time. The Seller agrees to provide any required notice under the WARN Act, and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Messaging Business Employees and occurring at or before the Effective Time.

Section 6.4         Public Announcements. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

Section 6.5        Insurance Policies. The Purchaser acknowledges and agrees that the insurance policies referred to in Section 4.8 hereof will cease to have effect upon the Closing and accordingly that it is the responsibility of the Purchaser to effect new insurance for the benefit of the Messaging Business with effect from the Closing Date.

Section 6.6        Transition Period Activities. The Purchaser and the Seller agree that during the Term (as defined in the Transition Services Agreement), each Party will perform those transition services as set forth in the Transition Services Agreement.

Section 6.7	Consents; Further Assurances.

(a)          Each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are required as a condition to the consummation of the transactions contemplated by this Agreement pursuant to Article VII and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law

(b)          From time to time, as and when requested by any party, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated hereby, including without limitation, the Seller shall assist the Purchaser in obtaining any Licenses required with respect to the Messaging Business or the Transferred Assets that are not transferable.

(c)          Seller shall use its commercially reasonable efforts to deliver all notices and to obtain all consents required under the Material Contracts, and, to the extent reasonably requested by the Purchaser, other Assigned Contracts specifically identified by the Purchaser, for the consummation of the transactions contemplated by the Agreement and the Transaction Documents. With respect to each Assigned Contract that requires third-party consent for assignment that has not been obtained by the Seller as of Closing Date, the Seller and the Purchaser shall each use reasonable efforts for a reasonable period of time following the Closing Date to provide that the Purchaser receives the benefits under such Assigned Contract and performs or satisfies the corresponding obligations relating to the enjoyment of such benefits to the extent the Purchaser would have been responsible for such obligations if such consent had been obtained.

Section 6.8	Use of Glenayre Names.

(a)          Notwithstanding anything herein to the contrary, the Parent is hereby granted a license commencing on the Closing Date to the use of the “Glenayre” name for its corporate purposes, including for use in its corporate name, until the earliest to occur of (i) the Parent’s stockholders approving a name change to no longer include the “Glenayre” name and the Parent finalizing all documentation to memorialize such name change and (ii) the Parent otherwise ceasing use of the “Glenayre” name for its corporate purposes. Seller shall cause the Parent to provide an agreement at Closing to, on or before the second annual meeting of the stockholders of the Parent following the Closing Date, seek the approval of it stockholders to change its name to no longer include the name “Glenayre,” unless prior to such time, the Parent otherwise ceases use of the “Glenayre” name for its corporate purposes. Until such time as the Parent has ceased use of the “Glenayre” name for its corporate purposes, Purchaser shall not use the name “Glenayre Technologies” in any manner.

(b)          Notwithstanding anything herein to the contrary, the Seller and the Selling Subsidiaries are hereby granted a perpetual license commencing on the Closing Date to the use of the “Glenayre” name for corporate purposes, including for use in their corporate name, provided, that, as soon as reasonably practicable, but in no event later than forty five (45) days following the Closing Date, the Seller shall, and shall cause the Selling Subsidiaries to, no longer use the name “Glenayre Messaging” in any manner.

Section 6.9        Transfer Taxes. The Seller and the Purchaser shall each be responsible for fifty percent (50%) all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, and other similar taxes and fees arising out of or in connection with or attributable to the transactions contemplated hereby. The party required by law to pay (the “Paying Party”) any Transfer Tax shall timely remit such Transfer Taxes. To the extent such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with proof of payment, and within ten (10) days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Transfer Taxes.

Section 6.10      Guarantees. The Purchaser shall use its commercially reasonable efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations) to cause itself or one or more of its affiliates to be substituted in all respects for the Seller and any of its Affiliates, effective as of the Closing, in respect of all obligations of Seller and any such Affiliates under each of the guarantees, indemnities, surety bonds, letters of credit and letters of comfort obtained by the Seller or any such Affiliates for the benefit of the Messaging Business set forth on Schedule 6.10 (the “Guarantees”). If the Purchaser is unable to effect such a substitution with respect to any such Guarantee after using its commercially reasonable efforts to do so, then the Purchaser shall obtain letters of credit, on terms and from financial institutions satisfactory to the Seller, with respect to the obligations covered by each of the Guarantees for which the Purchaser does not effect such substitution.

Section 6.11      Insurance. In respect of (a) any outstanding insurance claim or (b) any occurrence prior to Closing that gives rise to an insurance claim, in either case, relating to a Transferred Asset or Assumed Liability made under any contracts of insurance in respect of the Messaging Business prior to Closing, the Purchaser shall deal exclusively with the Seller nominated insurance manager in respect of all matters relating to such claim or occurrence and the Seller agrees that any amount received from such insurers after Closing in respect of such claim or occurrence shall be paid promptly to the Purchaser.

Section 6.12      Exclusivity. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 9.1 and the Closing Date, Seller will not permit or cause any of their respective officers, directors, employees, investment bankers, attorneys, affiliates, accountants or other agents (collectively, the “Seller Representatives”) to, directly or indirectly: (a) initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal that constitutes or is reasonably likely to lead to any proposal or offer relating to the Messaging Business (i) for a merger, share exchange, consolidation or other business combination concerning Seller or any Messaging Subsidiary, (ii)  to the Seller to acquire in any manner, directly or indirectly, any material part of the Transferred Assets or any equity securities of Seller or any Messaging Subsidiary, or (iii)  with respect to any other transaction similar to any of the foregoing relating to the Messaging Business, (b) engage in negotiations or discussions with, or provide any information or data concerning Seller or any Messaging Subsidiary and relating to the Messaging Business to, any person (other than Purchaser or any of its affiliates or representatives) relating to any such transaction, whether made before or after the date of this Agreement, or (c) enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any such transaction. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 9.1 and the Closing Date, Seller shall notify Purchaser as promptly as practicable, and in any event not later than the next day, of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers received by Seller, its officers or its directors or, to the best of its knowledge, any other Seller Representatives, from any person that informs Seller that it is considering making, or has made, a proposal relating to a transaction described above indicating, in connection with such notice, the name of the person who made such inquiries, expressions of interest, requests, proposals or offers and the material terms and conditions of any proposals or offers, and thereafter shall keep Purchaser informed, on a current basis, of any changes in the status and content of any such proposals or offers. Seller agrees that it will take the necessary steps to promptly inform the Seller Representatives of the obligations undertaken in this Section 6.12.

Section 6.13      Title Policy and Property Closing Costs. At the Closing, the Seller, at the shared cost (equally) of the Seller and the Purchaser, shall deliver to the Purchaser an ALTA Owner’s current form of policy of title insurance (without mechanic’s lien or survey exceptions), (i) issued by a title insurer reasonably acceptable to the Purchaser, (ii) insuring the Purchaser in the amount allocated as the value of the Owned Real Property, that all fee simple title to the Owned Real Property is owned by the Purchaser, free and clear of all Liens and encumbrances, other than the Permitted Liens, and (ii) containing such endorsements for additional coverage as the Purchaser shall reasonably request (and the Purchaser shall be responsible for the cost of any such endorsements). All other closing costs, escrow fees and recording fees shall be shared equally by the Seller and the Purchaser.

Section 6.14      Prorations. At the Closing, property taxes and assessments, utilities, rents, and all other costs of operating the Owned Real Property and the Leased Real Property shall be prorated between the parties as of the Effective Time based on the best available information available to the parties. If any such proration is based on an estimate, the actual proration shall be recalculated when the information on the actual costs become available and, thereupon, the underpaying party shall pay to the overpaying party such sum as are required to conform the total payment for each prorated item to the actual payments for each prorated item not later than ten (10) days following written demand for such payment.

Section 6.15      Messaging Subsidiary Determination Period. Notwithstanding anything in this Agreement to the contrary, the consummation of the transactions contemplated by this Agreement with respect to the Messaging Subsidiaries shall occur at a closing immediately following the expiration of the Messaging Subsidiary Determination Period (as defined below) (the “Messaging Subsidiary Closing”) and all provisions of this Agreement with respect to the Messaging Business Employees of the Messaging Subsidiaries and the transfer of the Messaging Business and Transferred Assets of the Messaging Subsidiaries shall be qualified by reference to and governed by this Section 6.15. For the avoidance of doubt, Transferred Assets and Assumed Liabilities held by or related to the Messaging Subsidiaries, shall be transferred or assumed only as of the Messaging Subsidiary Closing and for all such purposes hereunder, the Closing Date with respect to such transfer or assumption shall be the date of the Messaging Subsidiary Closing.

(a)          The Parties hereby agree that no later than three (3) months following the Closing Date (as defined without reference to this Section 6.15) (the “Messaging Subsidiary Determination Period”), the Seller shall cause the Messaging Subsidiaries to sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Selling Subsidiaries, all right, title and interest of the Selling Subsidiaries in and to all of the Transferred Assets of the Messaging Subsidiaries, free and clear of all Liens, other than Permitted Liens, and the Purchaser shall assume all of the Assumed Liabilities of the Messaging Subsidiaries in accordance with the terms and conditions set forth in this Agreement and pursuant to documentation satisfactory to the Seller and the Purchaser (and such Messaging Subsidiaries shall be considered Selling Subsidiaries for all purposes of this Agreement); provided, that, if during the Messaging Subsidiary Determination Period, the Parties mutually agree to effectuate the purchase and sale of the Messaging Business of one or more of the Messaging Subsidiaries as a transfer of the capital stock or other equity interests owned by the Seller of such Messaging Subsidiary, the Parties shall execute and deliver documentation satisfactory to the Seller and the Purchaser necessary to effectuate such transfer in accordance with the terms and conditions set forth in this Agreement with such modifications as are customary in stock sale transactions (and such Messaging Subsidiaries shall be considered Acquired Subsidiaries for all purposes of this Agreement). Notwithstanding the foregoing, the obligations of the Purchaser to consummate the transactions contemplated at the Messaging Subsidiary Closing shall be subject to the fulfillment, at or prior to the Messaging Subsidiary Closing, of the conditions set forth in Section 7.1 and Sections 7.3(a) (only with respect to the Messaging Subsidiaries and provided that no certificate shall be required), (b) (provided that no certificate shall be required) and (d) as to Sections 8.2(b), (c) and (f).

(b)          During the Messaging Subsidiary Determination Period, upon the request of the Purchaser, the Seller shall use reasonable best efforts to cause the Messaging Subsidiaries to provide the Purchaser with such services as are currently provided by the Messaging Subsidiaries in connection with the Messaging Business (together with any services provided pursuant to subsection (c) below, the “Messaging Business Services”); provided, that, the Messaging Subsidiaries shall not take any action without the prior consent of the Purchaser during the Messaging Subsidiary Determination Period that would be prohibited by Section 6.1 or that would cause a breach of the representations and warranties set forth in Section 4.5, 4.6, 4.10, 4.14, 4.15 or 4.16; and provided, further, that this Section 6.15 shall not prevent the Seller from funding the Messaging Subsidiaries consistent with past practices. As consideration for the provision of such Messaging Business Services, the Purchaser agrees to reimburse the Seller and the Messaging Subsidiaries for all costs and expenses paid in connection with the operations of the Messaging Subsidiaries in the provision of the Messaging Business Services during the Messaging Subsidiary Determination Period (the “Subsidiary Pass Through Costs”), including without limitation, all salaries and uninsured benefits of all of the Messaging Business Employees of each of the Messaging Subsidiaries, all lease payment and other obligations with respect to the Leased Real Property and personal property of the Messaging Subsidiaries, all payroll, VAT, income or sales tax obligations paid or accrued and directly attributable to the Messaging Business Services provided during the Messaging Subsidiary Determination Period, and excluding, for the avoidance of doubt, any Taxes, costs, expenses or other liabilities that are Excluded Liabilities as of the Closing Date (as defined without reference to this Section 6.15); provided, however, that the amount of Subsidiary Pass Through Costs for any month shall not, without the written consent of the Purchaser, exceed 110% of the greater of the (i) average monthly amount of the costs and expenses included in the Subsidiary Pass Through Costs for the 12 month period ending the last full month immediately preceding the date of this Agreement or (ii) the costs and expenses included in the Subsidiary Pass Through Costs for the same month in the prior year; and provided, further, that the aforementioned cap shall not apply to (y) additional services requested by the Purchaser pursuant to subsections (c) or (e) below, including, without limitation, increased trade show or travel expenses, and (z) normal variable fluctuations tied to revenue, such as commissions. For the avoidance of doubt, the Parties agree that all Subsidiary Pass Through Costs incurred by the Messaging Subsidiaries during the Messaging Subsidiary Determination Period shall become Assumed Liabilities as of the Messaging Subsidiary Closing and shall be subject to the provisions of Section 3.4(e). To the extent any Messaging Business Employee of any of the

Messaging Subsidiaries performs any such Messaging Business Services as set forth in this Section 6.15(b), the Seller and the Purchaser acknowledge that all such employees are employees of such Messaging Subsidiary and not of the Purchaser. Notwithstanding the foregoing, Seller hereby agrees to use its commercially reasonable efforts to secure the consent for the assignment to Purchaser at the Messaging Subsidiary Closing of each lease agreement for all Leased Real Property of the Messaging Subsidiaries; provided, however, that any costs and expenses shall not be included in Subsidiary Pass Through Costs pursuant to this Section 6.15(b), and any such actions taken by the Messaging Subsidiaries or Seller shall not be considered additional services for purposes of Section 6.15(c).  If Purchaser is required to pay any amounts to any landlord as a result of the consent to any such assignment of lease, any such amount shall be offset against, and shall reduce, the amount of any Subsidiary Pass Through Costs then due and payable.

(c)          The Purchaser may request additional services to be performed by the Messaging Subsidiaries other than in the ordinary course or that would be prohibited by Section 6.1 by submitting, from time to time, a request for services (a “Request for Services”) delivered via email or facsimile to such Messaging Subsidiary, substantially in the form of Exhibit 6.15(c). Each such Request for Services shall include a reasonably detailed description of the specific Messaging Business Services to be performed and, to be effective, shall be signed by both the Purchaser and the applicable Messaging Subsidiary; provided, however, that if a Request for Services is delivered via email, such request need not be signed and shall be deemed effective upon the Purchaser’s receipt of an email response from such Messaging Subsidiary accepting such request. A Request for Services need not be performed if (i) it is not within the scope of Messaging Business Services that were conducted by such Messaging Subsidiary prior to the Closing Date (as defined without reference to this Section 6.15); (ii) if such Messaging Subsidiary does not have the required information or expertise to provide such service or (iii) if the Seller reasonably believes it will create a liability that would not be an Assumed Liability, or creates a cost that would not be reimbursable pursuant to Section 6.15(b). If a Messaging Subsidiary received a Request for Services that it reasonably determines will not need to be performed for the reasons set forth in the immediately preceding sentence, such Messaging Subsidiary shall promptly deliver a notice to the Purchaser specifying in detail the reasons therefore.

(d)          Within thirty (30) days of the end of each calendar month during the Messaging Subsidiary Determination Period and on or prior to the date of the Messaging Subsidiary Closing, the Seller shall send to the Purchaser an invoice setting forth in reasonable detail the Subsidiary Pass Through Costs for such period. The Purchaser shall pay the Seller or the applicable Messaging Subsidiary (as specified in the invoice) the total amount shown to be due on any such invoice as promptly as practicable, and in no event later than ten (10) days following receipt of such invoice, provided, that, any outstanding compensation due to the Seller or any of the Messaging Subsidiaries shall be paid by the Seller on or prior to the date of the Messaging Subsidiary Closing. The Purchaser shall have the right to ask for supporting documentation and otherwise require reasonable support for the Subsidiary Pass Through Costs set forth in any invoice. Should the Purchaser in good faith dispute any portion of an invoice, the Purchaser shall pay the undisputed portion within the time period provided above and, within the same time, advise the Seller and the applicable Messaging Subsidiary in writing of the disputed portion. The parties shall use all reasonable efforts to resolve any dispute at the operational level. If such dispute cannot be resolved at the operational level within a period of 15 days, then such dispute shall be resolved pursuant to the dispute resolution procedures set forth in Section 3.4(c).

(e)          The relationship between the Parties under this Section 6.15 is that of independent contractors. Nothing contained in this Agreement or otherwise shall be construed to constitute or create a partnership, agency relationship or joint venture between the Parties. No Party has the power or authority to act on behalf of any other Party, except as expressly set forth in this Agreement, or as authorized in writing by the other Party. On or before the Closing Date (as such term is defined without any consideration of this Section 6.15), each Messaging Subsidiary shall, upon the reasonable request of Purchaser, execute and deliver to Purchaser a confidentiality agreement containing terms substantially similar to those included in the Transition Services Agreement, and will accept and acknowledge in writing the terms and conditions of this Section 6.15. In addition, any Messaging Subsidiary that performs any product development services or otherwise modifies or creates IP Rights or Technology for Purchaser during the Messaging Subsidiary Determination Period shall, upon the reasonable request of Purchaser, execute and deliver to Purchaser an agreement that clarifies that all IP Rights or Technology that are developed in connection with the performance of the Messaging Business Services shall be owned by Purchaser.

(f)           Subject to this Section 6.15(f) and Section 6.15(g), the Parties agree to comply with all aspects of Section 6.3 with respect to all Messaging Business Employees of each of the Messaging Subsidiaries by replacing all references to the Closing, Closing Date and Effective Time with the date of the Messaging Subsidiary Closing (at 12:01 a.m. EST for purposes of the Effective Time). The Parties shall comply with all Laws of all Governmental Entities having jurisdiction over the Messaging Subsidiaries in the performance of their obligations pursuant to this Section 6.15 and Section 6.3, including without limitation, with the Acquired Rights Directive of the European Union and any legislation promulgated to implement such directive, and any other similar business transfer laws related to the transfer of employees related to the sale or acquisition of a business in countries outside of the United States.

(g)          The Purchaser shall indemnify and hold the Seller and the Messaging Subsidiaries harmless with respect to any Pre or Post-Messaging Subsidiary Closing Termination Liability in connection with the termination or transfer of employment or engagement of, in each case, after the Closing Date (as defined without reference to this Section 6.15), all of the Messaging Business Employees of the Messaging Subsidiaries. For purposes of this Section 6.15, “Pre or Post-Messaging Subsidiary Closing Termination Liability” shall mean all liabilities, costs, claims, damages and expenses incurred by any Messaging Subsidiary or the Purchaser following the Closing Date (as defined without reference to this Section 6.15) but either before or after the date of the Messaging Subsidiary Closing with respect to such terminated employees including without limitation, severance, required termination payments, damages for unfair dismissal claims, outplacement, vacation pay, salary, commissions and benefits for periods before and after the Messaging Subsidiary Closing, claims of wrongful termination, age, race or sex discrimination or the like, fines and penalties assessed by any governmental authority, net of any tax benefit; provided, however, that the “Pre or Post-Messaging Subsidiary Closing Termination Liability” shall not include any severance obligations in excess of the severance obligations of Purchaser with respect to Transferred Employees pursuant to Section 6.3(b); provided further, however, that the “Pre or Post-Messaging Subsidiary Closing Termination Liability” shall not include any actions, suits, proceedings or claims, whether for claims of wrongful termination, age, race or sex discrimination or the like, and any fines and penalties assessed by any governmental authority, if and to the extent arising out of or related to actions taken by employees of the Messaging Subsidiaries, Seller, or any Affiliate thereof without the prior consent of or written direction from the Purchaser.

Section 6.16      IPU Joinder and Guaranty. Upon receipt by IPU of the requisite approval by its shareholders for the consummation of the transactions contemplated by this Agreement, without any further action on the part of IPU or any of the Parties hereto, IPU shall automatically become a full party to this Agreement, shall thereafter fully and irrevocably guaranty all of the Purchaser’s obligations pursuant to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby and shall be deemed a “Purchaser” for purposes of all such obligations. As promptly as practicable, and in no event later than 9:00 a.m. (EST) on the day following receipt of such shareholder approval, IPU agrees to provide written notice to the Seller of the receipt of such shareholder approval.

ARTICLE VII.

CLOSING CONDITIONS

Section 7.1        General Conditions. The respective obligations of the Purchaser and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party):

(a)          No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)          All material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

Section 7.2         Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)          The Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the

Purchaser a certificate to the effect set forth in the preceding sentence, signed by a duly authorized officer thereof.

(b)          The Purchaser shall have delivered, or caused to be delivered, to the Seller the documents listed in Section 8.3 hereto.

Section 7.3         Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a)          The representations and warranties of Seller set forth in this Agreement (i) which are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) which are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect; provided, however, that with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period, and the Purchaser shall have received from the Seller a certificate to the effect set forth in the preceding sentence, signed by a duly authorized officer thereof; and further provided, however, that with respect to any failure of any such representations or warranties to meet the requirements set forth above based on information known to the Purchaser not promptly disclosed to the Seller prior to the date of Closing, if such failure is curable, the Seller shall have a period of fifteen days (15) days in order to cure any such failure of such representation or warranty and the Closing shall be delayed during the pendancy of such cure period; provided, further, that only one cure period will be granted to the Seller so long as the Purchaser provides one notice to Seller which includes all of such failures then known to Purchaser.

(b)          The Seller shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Purchaser shall have received from the Seller a certificate to the effect set forth in the preceding sentence, signed by a duly authorized officer thereof.

(c)          All of the Consents identified as being required for Closing and set forth on Schedule 7.3(c) shall have been obtained.

(d)          The Seller shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 8.2 hereto.

ARTICLE VIII.

CLOSING

Section 8.1         Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing (the “Closing”) shall occur on December 27, 2006 or such other date as the Parties may agree (the “Closing Date”). The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30308, or at such other place as the Parties may agree.

Section 8.2         Seller Closing Deliveries. At the Closing, the Seller shall deliver to the Purchaser the following:

(a)          a certificate executed by a duly authorized officer of the Seller as to compliance with the conditions set forth in Sections 7.3(a) and (b) hereof;

(b)          a duly executed bill of sale in form and substance satisfactory to the Parties (the “Bill of Sale”);

(c)          a duly executed assumption agreement in form and substance satisfactory to the Parties(the “Assumption Agreement”);

(d)          a duly executed and acknowledged limited warranty deed for the Owned Real Property in form and substance satisfactory to the Parties (the “Real Property Deed”)

(e)          a FIRPTA certificate in statutory form and such other documents as the title insurer may reasonably require in connection with the conveyance of the Owned Real Property or the issuance of the title policy therefor.

(f)           such other documents of transfer or assignment, including assignments for all registered Patents, Trademarks, Copyrights and Internet domain names that constitute Transferred Assets, as are reasonably requested by Purchaser (collectively with the Bill of Sale, the Assumption Agreement, the Real Property Deed and any other agreement or document delivered pursuant to this Agreement, the “Transaction Documents”);

(g)          an opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 8.2(g);

(h)          an opinion of Colorado counsel to the Seller, dated as of the Closing Date in form and substance satisfactory to the Parties;

(i)           satisfactory payoff letters (the “Payoff Letters”) evidencing that the Closing Date Indebtedness, if any, shall be repaid in full by disbursement of a portion of the Purchase Price;

(j)           a duly executed transition services agreement substantially in the form of Exhibit 8.2(i) (the “Transition Services Agreement”); and

(k)          duly executed patent license agreements substantially in the form of Exhibit 8.2(j) (the “Patent License Agreements”).

Section 8.3         Purchaser Closing Deliveries. On the Closing, the Purchaser shall have delivered, or caused to be delivered, to the Seller the following:

(a)          the portion of the Purchase Price to be paid at Closing pursuant to Section 3.3(a)(ii), paid and delivered in accordance with such Section;

(b)          a certificate of an authorized officer as to compliance with the conditions set forth in Section 7.2(a);

(c)          a duly executed Assumption Agreement;

(d)          a duly executed Transition Services Agreement;

(e)          duly executed Patent License Agreements; and

(f)           all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE IX.

TERMINATION

Section 9.1        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written consent of the Purchaser and the Seller;

(b)          (i) by the Seller, if the Purchaser breaches or fails to perform in any respect any of its covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Purchaser, if the Seller breaches or fails to perform in any respect any of its covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (z) has not been waived by the Purchaser;

(c)          by either the Seller or the Purchaser if the Closing shall not have occurred by January 16, 2007 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d)          by either the Seller or the Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.7(a).

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other Party.

ARTICLE X.

INDEMNIFICATION

Section 10.1      Survival of Representations, Warranties. The representations and warranties of the Seller contained in Section 4.1, Section 4.3, Section 4.5, Section 4.6(a), (b) and (c) of this Agreement shall survive the Closing for a period of three years after the Closing Date, and the representations and warranties of the Seller contained in Section 4.15 and Section 4.16 of this Agreement shall survive the Closing for a period of one year after the Closing Date. The covenants and agreements of the Seller and the Purchaser contained in this Agreement shall survive the Closing for a period of one year after the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect for a period of one year following the date by which such covenant or agreement is required to be performed. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the foregoing, if notice of the inaccuracy or breach thereof (or of the matters giving rise to the inaccuracy or breach thereof) giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (in which case such representation or warranty shall survive solely for purposes of permitting the resolution of such claim). Notwithstanding the foregoing, breaches of representations, warranties, agreements and covenants resulting from fraud or willful misrepresentations and any claims for indemnification under Section 10.2(d) or (e) shall survive indefinitely.

Section 10.2      Indemnification by the Seller and Parent. The Seller and the Parent, jointly and severally, shall defend, indemnify and hold harmless the Purchaser and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, obligations, deficiencies, claims, interest, awards, judgments, fines, penalties, costs and expenses (including reasonable attorney’s fees or costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(a)          any breach of any representation or warranty made by Seller contained in Section 4.1, Section 4.3, Section 4.5, Section 4.6(a),(b) and (c), Section 4.15 and Section 4.16 of this Agreement;

(b)          any breach of any representation, warranty, covenant or agreement made by the Seller contained in this Agreement resulting from fraud or intentional misrepresentation by the Seller;

(c)          any breach of any covenant or agreement by the Seller contained in this Agreement;

(d)          any Excluded Liabilities; and

(e)          the ownership, operation or use of the Messaging Business and the Transferred Assets prior to the Closing Date, except to the extent included in the Assumed Liabilities.

Section 10.3      Indemnification by the Purchaser. The Purchaser shall save, defend, indemnify and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(a)          any breach of any representation or warranty made by the Purchaser contained in this Agreement;

(b)          any breach of any covenant or agreement by the Purchaser contained in this Agreement;

(c)          any Assumed Liability; and

(d)          the ownership, operation or use of the Messaging Business and the Transferred Assets on or after the Closing Date (other than the Seller Retained Environmental Liabilities).

Section 10.4      Procedures.

(a)          In order for a Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known); provided, however, the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(b)          The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

(c)          In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known). The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 10.5	Limits on Indemnification.

(a)          No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 10.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)          Notwithstanding anything to the contrary contained in this Agreement: (i) the Seller and Parent shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 10.2(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller and Parent equals or exceeds $200,000, after which, the Purchaser shall be entitled to recover all such Losses; (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Purchaser Indemnified Parties pursuant to Section 10.2(a) (other than for a breach of a representation or warranty set forth in Sections 4.15 and 4.16) or Section 10.2(c) (in each case, other than claims for indemnification for breaches of representations, warranties, agreements and covenants resulting from fraud or willful misrepresentations) shall be an amount equal to the Purchase Price; (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Purchaser Indemnified Parties pursuant to Section 10.2(a) (only with respect to a breach of a representation or warranty set forth in Sections 4.15 and 4.16) shall be $3,750,000; (iii) the Seller and Parent shall not be obligated to indemnify any Purchaser Indemnified Party with respect to any Loss to the extent such Loss is reflected in the Final Working Capital Schedule; and (iii) no Party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Notwithstanding anything to the contrary in this Section 10.5(b), in no event shall the limitation contained in this Section 10.5(b) apply to any indemnity with respect to Section 10.2(b), Section 10.2(d) or Section 10.2(e).

(c)          For all purposes of this Article X, “Losses” shall be net of (i) any insurance or other recoveries paid to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification; provided, however, that nothing herein shall obligate the Purchaser to file a claim or otherwise pursue recovery under any applicable insurance policy and (ii) any net Tax benefit actually recognized by such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses in the tax year within such Losses occur.

(d)          The Purchaser and the Seller and Parent shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim liability.

Section 10.6      Assignment of Claims. If any Purchaser Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 11.2 and the Purchaser Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller, the Purchaser Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed, (i) first to the Purchaser Indemnified Party in the amount of any deductible or similar amount required to be paid by the Purchaser Indemnified Party prior to the Seller being required to make any payment to the Purchaser Indemnified Party, (ii) second to the Seller in an amount equal to the aggregate payments made by the Seller to the Purchaser Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim and (iii) the balance, if any, to the Purchaser Indemnified Party.

Section 10.7      Exclusivity. After the Closing, subject to the foregoing, this Article X will provide the exclusive remedy against the Seller for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.

Section 10.8	Disclaimer of Implied Warranties.

(a)          It is the explicit intent and understanding of each Party hereto that neither Party hereto or any of such Party’s Affiliates or Representatives is making any representation or warranty whatsoever (including any implied warranty of merchantability or fitness), oral or written, express or implied, as to the accuracy or completeness of any information regarding the Messaging Business, the Transferred Assets or the Assumed Liabilities, except as expressly set forth in this Agreement, and neither party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by the other Party hereto or such other Party’s Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement.

(b)          In connection with the Purchaser’s investigation of the Messaging Business, the Purchaser has received certain estimates, projections and other forecasts regarding the Messaging Business and the Transferred Assets. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE XI.

MISCELLANEOUS

Section 11.1      Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:	IP Unity Peach, Inc.

475 Sycamore Drive

Milpitas, CA 95035

Attn: Chief Executive Officer

Facsimile No.: (408) 582-1400

with a copy to:	Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attn: Michael J. Danaher

Facsimile No.: (650) 493-6811

To the Seller/Parent:	Glenayre Electronics, Inc.

825 8th Avenue

23rd Floor

New York, NY 10019

Attn: Chief Financial Officer

Facsimile No.: (212) 333-8544

with a copy to:	Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street, NE, Suite 2400

Atlanta, Georgia 30308-2222

Attn: Elizabeth H. Noe

Facsimile No.: (404) 685-5276

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 11.2      Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 11.3      Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided, however, that the Purchaser may assign its rights and obligations hereunder to a wholly-owned subsidiary without the consent of the Seller if the Purchaser agrees to guaranty all obligations of such wholly-owned subsidiary pursuant to this Agreement and the other Transaction Documents. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.4      Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.5      Controlling Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules.

Section 11.6      Dispute Resolution. Any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach thereof shall be finally and exclusively resolved and settled by arbitration administered by the American Arbitration Association in accordance with its applicable rules. Each Party hereby irrevocably and unconditionally agrees that the seat, or legal place, of any such arbitration shall be New York City, New York. Judgment upon any award rendered by the arbitrators may be entered by a court having jurisdiction thereof. The arbitral tribunal shall consist of three persons appointed in accordance wit the following provisions:

(a)          Purchaser shall appoint one arbitrator and the Seller shall appoint one arbitrator. The two arbitrators thus appointed shall choose a third arbitrator, who will act as the chairperson of the arbitral tribunal; and

(b)         if the two arbitrators appointed pursuant to clause (i) above are not able to agree on the third arbitrator within thirty (30) days from the date the last such arbitrator was appointed, the third arbitrator shall be appointed by the American Arbitration Association;

All fees and expenses of the arbitration shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by Purchaser. Nothing contained herein shall limit the right of a Party to seek from any court of competent jurisdiction, pending appointment of an arbitral tribunal, interim relief in aid of arbitration or to protect or enforce its rights hereunder.

Section 11.7      Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 11.8      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 11.9      Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 11.10    Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 11.11    Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for that certain non-disclosure letter agreement, dated as of October 6, 2006, by and between the Purchaser and the Seller) and constitute the entire agreement among the Parties with respect thereto.

Section 11.12    Compliance with Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 11.13    Interpretation. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder.

Section 11.14    Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 11.15    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article X. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such other agreement, plan, program, or document.  This provision shall not prevent the Parties from enforcing any provision in this Agreement, but no other Person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the Person is otherwise entitled to enforce the other agreement, plan, program, or document.  If a Person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 11.16    Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Seller shall pay the fees, costs and expenses of the Seller incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to the Seller.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

Seller:

GLENAYRE ELECTRONICS, INC.

By: /s/ Matthew K. Behrent

Name:  Matthew K. Behrent

Title:  Senior Vice President and

Chief Acquisitions Officer

Parent:

GLENAYRE TECHNOLOGIES, INC.

By: /s/ Matthew K. Behrent

Name:  Matthew K. Behrent

Title:  Senior Vice President and

Chief Acquisitions Officer

Purchaser:

IP UNITY PEACH, INC.

By: /s/ Aurn Sobti

Name:	Arun Sobti
Title:	Chief Executive Officer

IPU:

IP UNITY

By: /s/ Aurn Sobti

Name:	Arun Sobti
Title:	Chief Executive Officer